                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               THE BOEING COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                               THE BOEING COMPANY

                                                                  March 21, 2000

Dear Shareholder:

    I am pleased to invite you to attend the Company's 2000 Annual Meeting of Shareholders, which will be held on Monday, May 1, 2000, at the Von Braun Center, 700 Monroe Street, Huntsville, Alabama. The meeting will begin at
10:00 a.m. local time. A map and directions to the meeting site are on the back of this proxy statement. The Annual Meeting will be accessible to the hearing impaired through the use of a sign language interpreter.

    At the meeting, we will elect four directors and vote on an amendment to the 1997 Incentive Stock Plan. If they are presented, we will also vote on seven shareholder proposals. We will report on the activities of the Company and there will be an opportunity for you to submit questions or comments on matters of interest to shareholders generally. Your Board of Directors recommends a vote FOR the election of the nominees, FOR Proposal 2 and AGAINST all of the other proposals.

    Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to vote your proxy as soon as possible. You can vote by telephone, over the Internet, or by mailing back a traditional proxy card. Voting by any of the three methods will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these options.

                                          Very truly yours,

                                          /s/ Philip M. Condit
                                          --------------------------------------

                                          PHILIP M. CONDIT
                                          CHAIRMAN OF THE BOARD
                                          AND CHIEF EXECUTIVE OFFICER

                               THE BOEING COMPANY
                                 P.O. BOX 3707
                           SEATTLE, WASHINGTON 98124

                               -----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               -----------------

TIME             10:00 a.m. on Monday, May 1, 2000

PLACE            Von Braun Center, 700 Monroe Street, Huntsville, Alabama

ITEMS OF         1.   To elect four people to the Board of Directors for
BUSINESS              three-year terms expiring in 2003;
                 2.   To vote on a proposal to amend the 1997 Incentive Stock Plan to increase the number of authorized shares;
                 3.   To vote on a shareholder proposal on foreign military
                      contracts;
                 4.   To vote on a shareholder proposal linking executive
                      compensation to social performance;
                 5.   To vote on a shareholder proposal on cumulative voting;
                 6.   To vote on a shareholder proposal on an independent lead
                      director;
                 7.   To vote on a shareholder proposal on annual election of the entire Board of Directors;
                 8.   To vote on a shareholder proposal to pay directors solely in stock;
                 9.   To vote on a shareholder proposal on deducting certain
                      litigation costs from executive compensation; and
                 10.  To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

RECORD DATE      You are entitled to vote if you were a shareholder at the close of business on Thursday, March 2, 2000.

                 If your Boeing stock is held in a brokerage account or by a bank
MEETING          or other nominee, you are considered the beneficial owner of
ADMISSION        shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. Your name does not appear on the list of shareholders. IF YOUR STOCK IS HELD IN
                 STREET NAME, YOU MUST BRING A LETTER OR ACCOUNT STATEMENT SHOWING
                 THAT YOU WERE THE BENEFICIAL OWNER OF THE STOCK ON THE RECORD
                 DATE IN ORDER TO BE ADMITTED TO THE MEETING.

VOTING BY        Please submit a proxy as soon as possible so that your shares can
PROXY            be voted at the meeting. Submitting the enclosed form of proxy will appoint John H. Biggs, Philip M. Condit, and Charles M.
                 Pigott as your proxies.
                 You may submit your proxy (1) by telephone, (2) over the
                 Internet, or (3) by mail. For instructions, please refer to pages 2 through 4 of this proxy statement or the proxy card.
                 We will begin distributing this proxy statement, a form of proxy and the 1999 Annual Report on or about March 21, 2000.

                                          /S/ JAMES C. JOHNSON
                                          --------------------------------------

                                          JAMES C. JOHNSON
                                          VICE PRESIDENT, CORPORATE SECRETARY
                                          AND ASSISTANT GENERAL COUNSEL

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
General Information for Shareholders........................         1
  Outstanding Securities....................................         1
  Attendance at the Annual Meeting..........................         1
  Voting at the Annual Meeting or by Proxy..................         2
  Voting by Participants in Employee Plans..................         2
  Vote Required and Method of Counting Votes................         3
  Voting by Telephone or the Internet.......................         4
  Receiving Proxy Materials on the Internet.................         4
  Voting Results............................................         5
  Confidential Voting Policy................................         5
  Expenses of Solicitation..................................         5
  Independent Auditors......................................         6
Proposal 1: Election of Directors...........................         7
  Nominees..................................................         8
  Continuing Directors......................................         9
  Compensation of Directors.................................        11
  Retirement Policy.........................................        11
  Committees of the Board of Directors......................        12
  Board and Committee Meetings..............................        13
  Corporate Governance Principles...........................        13
  Compensation Committee Interlocks and Insider
    Participation...........................................        15
  Related Party Transactions................................        16
  Section 16(a) Beneficial Ownership Reporting Compliance...        16
  Stock Ownership...........................................        16
  Executive Compensation....................................        19
    Summary Compensation Table..............................        19
    Option Grants in 1999...................................        21
    Fiscal Year-End Option/SAR Values.......................        22
    Long-Term Incentive Plans--Awards in 1999...............        22
    Pension Plans...........................................        23
    Employment Contracts and Termination of Employment
     Arrangements...........................................        25
    Compensation Committee Report on Executive
     Compensation...........................................        28
    Performance Graph.......................................        31
Proposal 2: Approval of Amendment of the 1997 Incentive
  Stock Plan................................................        32
Proposal 3: Shareholder Proposal on Foreign Military
  Contracts.................................................        35
Proposal 4: Shareholder Proposal on Linking Executive
  Compensation to Social Performance........................        37
Proposal 5: Shareholder Proposal on Cumulative Voting.......        39
Proposal 6: Shareholder Proposal on an Independent Lead
  Director..................................................        41
Proposal 7: Shareholder Proposal on Annual Election of the
  Entire Board..............................................        43
Proposal 8: Shareholder Proposal to Pay Directors Solely in
  Stock.....................................................        46
Proposal 9: Shareholder Proposal on Deducting Certain
            Litigation Costs from Executive Compensation....        48
Shareholder Information.....................................        50
Annual Report and Form 10-K.................................        50
Shareholder Proposals for 2001..............................        50
Appendix A: 1997 Incentive Stock Plan, as Amended...........       A-1

                               THE BOEING COMPANY
                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

                                  MAY 1, 2000

This proxy statement is issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of The Boeing Company (the "Company" or "Boeing") for use at the Company's 2000 Annual Meeting of Shareholders (the "Annual Meeting"). The approximate date on which this proxy material is first to be sent to shareholders is March 21, 2000.

                      GENERAL INFORMATION FOR SHAREHOLDERS
                             OUTSTANDING SECURITIES

The Company's only class of capital stock outstanding is common stock with voting rights. The Board of Directors has fixed the close of business on March 2, 2000, as the record date for identifying shareholders of the Company entitled to vote at the Annual Meeting. On March 2, 2000, there were 907,568,355 shares of common stock outstanding and 867,579,581 of those shares were entitled to vote. (The shares held in the ShareValue Trust are not voted. Shares to be issued in exchange for shares of Rockwell International Corporation or McDonnell Douglas Corporation that have not been exchanged are not eligible to vote.) There were 155,353 registered shareholders on the record date and approximately 650,000 beneficial owners whose shares were held in street name. The last sale price of the Company's common stock for that date, as reported in THE WALL STREET JOURNAL, was $35.9375 per share.

                        ATTENDANCE AT THE ANNUAL MEETING

For admission to the Annual Meeting, shareholders who own shares in their own names should come to the Registered Shareholders check-in tables, where their ownership will be verified.

THOSE WHO HAVE BENEFICIAL OWNERSHIP OF STOCK THAT IS HELD BY A BANK OR BROKER (OFTEN REFERRED TO AS "HOLDING IN STREET NAME") SHOULD COME TO THE BENEFICIAL OWNERS TABLES. IN ORDER TO BE ADMITTED, BENEFICIAL OWNERS MUST BRING ACCOUNT STATEMENTS OR LETTERS FROM THEIR BANKS OR BROKERS SHOWING THAT THEY OWNED BOEING STOCK AS OF MARCH 2, 2000. IN ORDER TO VOTE AT THE MEETING, BENEFICIAL OWNERS MUST BRING LEGAL PROXIES, WHICH THEY CAN OBTAIN ONLY FROM THEIR BROKERS OR BANKS.

Registration will begin at 9:00 a.m. and the Annual Meeting will begin at 10:00 a.m. We expect the Annual Meeting to be finished no later than 12:00 p.m. A map and directions to the meeting facility are on the back of this proxy statement.

For the hearing impaired, the Annual Meeting will be accessible through the use of a sign language interpreter. Anyone who wishes to bring a translator to provide simultaneous translation of the proceedings into another language is asked to contact the Secretary of the Company no later than April 17, 2000, at The Boeing Company, P.O. Box 3707, Mail Code 13-08, Seattle, Washington 98124-2207.

                    VOTING AT THE ANNUAL MEETING OR BY PROXY

Shares represented by a properly executed proxy will be voted at the Annual Meeting and, when instructions are given by the shareholder, will be voted in accordance with those instructions. If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR each of the nominees, FOR Proposal 2, and AGAINST Proposals 3 through 9.

The enclosed proxy card gives discretionary authority to the persons named on the proxy card to vote the shares in their best judgment if any matters other than those shown on the proxy card are properly brought before the Annual Meeting. The Company received a letter from an individual requesting a discussion of certain matters at the Annual Meeting, including the continued use of EquiServe as the inspector of election, internal and external expenses relating to responding to shareholder proposals (including a proposal in this year's proxy statement), the reasons for not listing proponents' names in the proxy statement and certain matters relating to that individual's proposal in this year's proxy statement. If the individual who sent this letter, or his representative, proposes that any matter related to these discussion items be brought to a vote and such matter is properly brought to a vote, the persons named on the proxy card intend to exercise the discretionary authority given to them by the proxy card to vote as they deem appropriate.

A registered shareholder who executes a proxy may revoke it at any time before its exercise by delivering a written notice of revocation to the Secretary of the Company or by delivering another proxy that is dated later. If the registered shareholder attends the Annual Meeting in person, giving notice of revocation to an inspector of election at the Annual Meeting or voting by ballot at the Annual Meeting will revoke the proxy. Beneficial owners who hold their stock in street name cannot revoke their proxies in person at the Annual Meeting because the shareholders of record who have the right to cast the votes will not be present. If they wish to change their votes after returning voting instructions, beneficial owners should contact their brokers or other agents before the Annual Meeting to determine whether they can do so.

                    VOTING BY PARTICIPANTS IN EMPLOYEE PLANS

The proxy card that is being sent with this proxy statement to registered shareholders is also being sent to those who have interests in Boeing stock through participation in the stock funds of the following plans (the "Plans"):

 1. The Boeing Company Voluntary Investment Plan

 2. Employee Thrift Plan of McDonnell Douglas Corporation -- Subsidiary
    Plan (009)

 3. Employee Savings Plan of McDonnell Douglas Corporation -- Component
    Plan (016)

 4. Employee Thrift Plan of McDonnell Douglas Corporation -- Hourly Plan (024)

 5. Employee Investment Plan of McDonnell Douglas Corporation -- Hourly East Plan (027)

 6. Employee Investment Plan of McDonnell Douglas Corporation -- Hourly West Plan (028)

 7. Employee Payroll Stock Ownership Plan ("PAYSOP") of McDonnell Douglas Corporation (017)

 8. Rockwell International Corporation Salaried Retirement Savings Plan

 9. Rockwell International Corporation Retirement Savings Plan for Certain Employees

 10. Rockwell International Corporation Non-Represented Hourly Retirement Savings Plan

Shares of Boeing stock held in the Plans (which are referred to in this proxy statement as "Plan Shares") are registered in the names of the trustees. The participants do not have actual ownership of the Plan Shares and therefore are not eligible to vote the Plan Shares directly at the Annual Meeting. However, participants in the stock funds are allocated interests in the shares and may instruct the trustees how to vote the Plan Shares represented by their interests.

The number of shares of Boeing stock shown on the Company's proxy card, includes all registered shares and Plan Shares. Plan Shares can be voted only by submitting proxy instructions, whether by telephone, the Internet or mailing in the printed proxy card; they cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting.

The trustees will cast Plan Share votes according to each participant's instructions. If the trustee does not receive instructions from a participant in time for the Annual Meeting, the trustee will vote the participant's Plan Shares in accordance with the terms of the Plans, which are as follows:

    - Plans 1 through 6: for each Plan, shares will be voted in the same manner and proportion as the shares with respect to which voting instructions have been received.

    - Plan 7: shares for which no instructions are received will not be voted.

    - Plans 8, 9 and 10: the trustee will vote in its own discretion.

                   VOTE REQUIRED AND METHOD OF COUNTING VOTES

Under Delaware law and the Company's Restated Certificate of Incorporation, the presence at the Annual Meeting, in person or by duly authorized proxy, of the holders of one-third of the outstanding shares of stock entitled to vote constitutes a quorum for the transaction of business. Each share of Boeing stock entitles the holder to one vote on each matter presented for shareholder action.

With respect to the election of directors, shareholders may vote in favor of all nominees, or withhold their votes as to all nominees, or withhold their votes as to specific nominees. Checking the box that withholds authority to vote for a nominee is the equivalent of abstaining. The four nominees who receive the greatest number of votes cast for the election of directors by shares entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors. In an uncontested plurality election, such as this, abstentions have no effect, since approval by a percentage of the shares present or outstanding is not required.

With respect to each of the proposals other than the election of directors, shareholders may vote in favor of the proposal, against the proposal, or abstain from voting. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of those proposals. A SHAREHOLDER WHO SIGNS AND SUBMITS A BALLOT OR PROXY IS "PRESENT," SO AN ABSTENTION WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THOSE PROPOSALS.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients' proxies in their own discretion as to the election of directors if the clients have not furnished voting instructions within ten days of the meeting. Certain proposals other than the election of directors are "non-discretionary" and brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client's shares on some but not all of the proposals at a meeting, the missing votes are referred to as "broker non-votes". Those shares will be included in determining the presence of a quorum at the Annual Meeting, but are not considered "present" for purposes of voting on the non-discretionary proposals. They have no impact on the outcome of such proposals. The Company understands that, pursuant to New York Stock Exchange rules, Proposals 3 through 9 on the agenda for the Annual Meeting are non-discretionary proposals.

                      VOTING BY TELEPHONE OR THE INTERNET

Registered shareholders and participants in the Plans listed above can save the Company expense by voting their shares over the telephone or by voting on the Internet. The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the shareholder. (General Corporation Law of the State of Delaware, Section 212(c).) The voting procedures available to registered shareholders for the Annual Meeting are designed to authenticate each shareholder by use of a Control Number, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded.

Registered shareholders and Plan participants may go to WWW.EPROXYVOTE.COM/BA to vote on the Internet. They will be required to provide the Control Numbers contained on their proxy cards (or in the e-mail messages sent to those who previously signed up to receive proxy materials on the Internet). After providing the correct Control Number, the voter will be asked to complete an electronic proxy card. The votes will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any registered shareholder or Plan participant using a touch-tone telephone may also vote by calling 1-877-779-8683 (toll-free) or 1-201-536-8073 (collect) and following the recorded instructions.

Most beneficial owners whose stock is held in street name do not receive the Company's proxy card. Instead, they receive voting instruction forms from their banks, brokers or ADP Investor Communications Services, an agent for brokers and banks. Street name owners may also be able to vote by telephone or the Internet. They should follow the instructions on the voting form they receive from their bank, broker, or other agent.

The method of voting used will not limit a shareholder's right to attend the Annual Meeting.


IF YOU HOLD YOUR BOEING SHARES DIRECTLY         IF YOU HOLD YOUR SHARES IN AN ACCOUNT WITH A
REGISTERED WITH EQUISERVE, OR IN ONE OF THE     BROKER OR BANK THAT USES ADP INVESTOR
EMPLOYEE PLANS LISTED ABOVE:                    COMMUNICATIONS SERVICES:

To vote by phone: 1-877-779-8683 (within the    To vote by phone: the voting form enclosed
U.S. and Canada only, toll-free) or             with your proxy statement will show the
1-201-536-8073 (collect).                       telephone number to call.

To vote on the Internet: www.eproxyvote.com/ba  To vote on the Internet: www.proxyvote.com

                   RECEIVING PROXY MATERIALS ON THE INTERNET

Registered shareholders and participants in the Plans listed above may sign up on the Internet to receive future proxy materials and other shareholder communications on the Internet instead of receiving printed materials by mail. This will reduce the Company's printing and postage costs. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider, and a web browser that supports secure connections. You can access the Internet site at WWW.ECONSENT.COM/BA for additional information and to sign up. If you are a registered shareholder, you will be asked to enter the number of your stock account with the

Company's transfer agent, EquiServe L.P. That number is shown on dividend checks, statements for participants in the Dividend Reinvestment and Stock Purchase Plan, and on stock certificates. Participants in the Plans will be asked to provide their Social Security numbers or employee identification numbers. After you have provided identification and transmitted your e-mail address, EquiServe will send you an e-mail message confirming your acceptance of electronic shareholder communications.

When proxy materials for the Annual Meeting to be held in the year 2001 are ready for distribution, those who have accepted electronic receipt will receive e-mail notice of their Control Numbers and the Internet site for viewing proxy materials and for voting. Acceptance of electronic receipt will remain in effect until it is withdrawn; it can be withdrawn at any time by contacting EquiServe. If you change your e-mail address, please follow the procedures at the appropriate Internet site to enter your new address.

Many brokerage firms and banks are also offering electronic proxy materials to their clients. If you are a beneficial owner of Boeing stock that is held for you by a broker or bank, you may contact that broker or bank to find out whether this service is available to you. If your broker or bank uses ADP Investor Communications Services, you can sign up to receive electronic proxy materials at WWW.INVESTORDELIVERY.COM.

                                 VOTING RESULTS

The Company will announce preliminary voting results at the Annual Meeting. It will publish the final, official results in the quarterly report on Form 10-Q for the first quarter of the year. That report will be filed with the Securities and Exchange Commission and will also be available at the Boeing Internet home page, WWW.BOEING.COM, under both "Corporate Secretary" and "Investor Relations."

                           CONFIDENTIAL VOTING POLICY

The Company's policy is that all proxy, ballot, and voting materials that identify the vote of a specific shareholder on any matter submitted for a vote of shareholders will be kept secret from directors and executive officers of the Company, except (a) when disclosure is required by applicable law or regulation,
(b) when a shareholder expressly requests such disclosure, and (c) in a contested proxy solicitation. If the shareholder is an employee of the Company or a participant in the Boeing stock fund of one of the Company's retirement, savings or employee stock ownership plans, the information will not be disclosed to management unless clause (a) or (b) above applies.

Proxies and ballots will be received, tabulated and inspected by the Company's transfer agent, EquiServe, an independent entity that is not affiliated with the Company. Subject to the above exceptions to the confidential voting policy, comments written on Company proxy cards will be provided to the Secretary of the Company without disclosing the vote unless the vote is necessary to understand the comment.

                            EXPENSES OF SOLICITATION

All expenses for soliciting proxies will be paid by the Company. The Company has retained D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, to aid in the solicitation of proxies, for a fee of $15,000, plus reasonable out-of-pocket expenses. Proxies may be solicited by personal interview, mail, and telephone. D.F. King & Co., Inc. has contacted brokerage houses, other custodians, and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse such parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

                              INDEPENDENT AUDITORS

As recommended by the Audit Committee of the Board of Directors, the Board has appointed Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2000. Deloitte & Touche LLP and predecessor firms have served continuously since 1934 as independent auditors for the Company. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

The Board of Directors currently consists of 12 members. Ten of them are non-employee directors and two are members of management. In accordance with the Company's By-Laws, directors are divided into three classes, each of which is composed of approximately one-third of the directors. At the Annual Meeting, four directors will be elected for terms of three years, expiring on the date of the annual meeting of shareholders in 2003. Each director elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the By-Laws of the Company.

Board policy requires a non-employee director to resign at the annual meeting of shareholders following that director's 72nd birthday. Accordingly, Dr. William
J. Perry has announced his intention to retire from the Board at the Annual Meeting.

The Governance and Nominating Committee of the Board has recommended four nominees, three of whom are currently serving as directors. The nominees and the directors whose terms will continue after the Annual Meeting are listed below.

Shares represented by a properly executed proxy card will be voted for the nominees unless such authority is withheld. Should any nominee become unavailable for election, the persons named on the proxy card may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board, or the Board, in its discretion, may reduce the size of the Board rather than nominate a substitute.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE FOR EACH OF THE NOMINEES.

                                    NOMINEES

PAUL E. GRAY                                                 Director since 1990

PRESIDENT EMERITUS AND PROFESSOR OF ELECTRICAL ENGINEERING AT MASSACHUSETTS INSTITUTE OF TECHNOLOGY ("MIT"), age 68. Dr. Gray served as Chairman of the Corporation of MIT (education) from 1990 to 1997 and as President from 1980 until 1990. He is also a director of Eastman Kodak Company and Nvest L.P.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
                                                                          10,924

JOHN F. MCDONNELL                                            Director since 1997

RETIRED CHAIRMAN, MCDONNELL DOUGLAS CORPORATION, age 61. Mr. McDonnell served as Chairman of McDonnell Douglas Corporation (aerospace) from 1988 until its merger with Boeing in 1997 and as its Chief Executive Officer from 1988 to 1994. He is also a director of Ralston Purina Company and Zoltek Companies Inc. and Chairman of the Board of Trustees of Washington University in St. Louis.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
                                                                      16,767,279

JOHN M. SHALIKASHVILI

RETIRED CHAIRMAN OF THE JOINT CHIEFS OF STAFF, U.S. DEPARTMENT OF DEFENSE, age
63. General Shalikashvili served as the thirteenth Chairman of the Joint Chiefs of Staff from 1993 to 1997. In that position, he was the senior officer of the U.S. military and principal advisor to the President of the United States, the Secretary of Defense and the National Security Council. Prior to his tenure as Chairman of the Joint Chiefs of Staff, he served as Commander in Chief of all U.S. forces in Europe and as NATO's tenth Supreme Allied Commander in Europe. He has been appointed as a special advisor to the Secretary of State and to the President on the ratification of the Comprehensive Test Ban Treaty. General Shalikashvili is a visiting professor at Stanford University's Center for International Security and Cooperation. Additionally, he serves as a director of Frank Russell Trust Company, L-3 Communications Holdings, Inc., Plug
Power Inc., and United Defense Industries Inc.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
                                                                             200

HARRY C. STONECIPHER                                         Director since 1997

PRESIDENT AND CHIEF OPERATING OFFICER, THE BOEING COMPANY, age 63.
Mr. Stonecipher served as President and Chief Executive Officer of McDonnell Douglas Corporation (aerospace) from 1994 until its merger with Boeing in 1997, when he became President and Chief Operating Officer of Boeing. He was Chairman of the Board, President and Chief Executive Officer of Sundstrand Corporation from 1991 to 1994. Mr. Stonecipher is also a director of Milacron, Inc.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
                                                                       1,686,344

                              CONTINUING DIRECTORS

JOHN H. BIGGS                                                Director since 1997

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, TEACHERS INSURANCE AND ANNUITY ASSOCIATION-COLLEGE RETIREMENT EQUITIES FUND ("TIAA-CREF"), age 63. Mr. Biggs has served as Chairman and Chief Executive of TIAA-CREF (national teachers' pension fund) since January 1993 and as President since November 1997. He is also a Trustee of TIAA-CREF, a Trustee of Washington University in St. Louis, an At-Large Trustee of the Financial Accounting Foundation and a director of Ralston Purina Company. Mr. Biggs' current term as a Boeing director expires in 2001.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
                                                                          30,721

JOHN E. BRYSON                                               Director since 1995

CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, EDISON INTERNATIONAL, age 56. Mr. Bryson has served as Chairman of the Board and Chief Executive Officer of Edison International (electric power and structured finance) since 1990 and as President since January 2000. He is a director of The Times Mirror Company, Pacific American Income Shares, Inc., LM Institutional Fund Advisors I, Inc. and the Council on Foreign Relations, and a trustee of Stanford University. Mr. Bryson's current term as a Boeing director expires in 2001.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
                                                                          14,030

PHILIP M. CONDIT                                             Director since 1992

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, THE BOEING COMPANY, age 58. Mr. Condit was elected Chairman of the Board effective February 1, 1997. He has served as Chief Executive Officer since April 29, 1996, and was President from August 1992 until becoming Chairman. Mr. Condit is also a director of Hewlett-Packard Company. His current term as a Boeing director expires in 2002.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
                                                                         550,548

KENNETH M. DUBERSTEIN                                        Director since 1997

CHAIRMAN AND CHIEF EXECUTIVE, THE DUBERSTEIN GROUP, age 55. Mr. Duberstein has served as Chairman and Chief Executive of The Duberstein Group (consulting firm) since 1989. He was White House Chief of Staff in 1988 and 1989. Mr. Duberstein is also a director of Cinergy Corp., Fannie Mae, Global Vacation Group and St. Paul Companies and a governor of the American Stock Exchange and the NASD, Inc. His current term as a Boeing director expires in 2002.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
                                                                          12,409

JOHN B. FERY                                                 Director since 1989

RETIRED CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, BOISE CASCADE CORPORATION, age 70. Mr. Fery served as Chairman of the Board of Boise Cascade Corporation (wood and paper products) from 1978 to 1995, and as Chief Executive Officer from 1972 until 1994. He is also a director of Albertson's, Inc. His current term as a Boeing director expires in 2002.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
                                                                          21,396

CHARLES M. PIGOTT                                            Director since 1972

CHAIRMAN EMERITUS, PACCAR INC, age 70. Mr. Pigott served as Chief Executive Officer of PACCAR Inc (manufacturer of transportation equipment) from 1967 through 1996. He was President of that company from 1965 to 1987 and Chairman from 1986 through 1996. Mr. Pigott is also a director of PACCAR Inc and Chevron Corporation. His current term as a Boeing director expires in 2001.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
                                                                          60,424

LEWIS E. PLATT                                               Director since 1999

RETIRED CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, HEWLETT-PACKARD COMPANY, age 58. Mr. Platt served as President and Chief Executive Officer of Hewlett-Packard Company (measurement, computing and communications equipment) from November 1992 until July 1999, and as a director and Chairman from September 1993 until his retirement in December 1999. In 1995, he was appointed to the Advisory Committee on Trade Policy Negotiations by President Clinton. Mr. Platt is currently Chief Executive Officer and a director of Kendall-Jackson Wine Estates Limited. He also serves on the Wharton School Board of Overseers and the Cornell University Council, and as a Trustee of the David and Lucille Packard Foundation. His current term as a Boeing director expires in 2002.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
                                                                           2,795

ROZANNE L. RIDGWAY                                           Director since 1992

FORMER ASSISTANT SECRETARY OF STATE FOR EUROPE AND CANADA, age 64. Ms. Ridgway served as Co-Chair of The Atlantic Council of the United States (an association to promote better understanding of international issues) from 1993 to 1996 and was its President from 1989 through 1992. She served 32 years with the U.S. State Department, including service as Ambassador to the German Democratic Republic and to Finland, and, from 1985 until her retirement in 1989, as Assistant Secretary of State for Europe and Canada. She is also a director of Bell Atlantic Corporation, Emerson Electric Company, Nabisco, Inc., 3M Corporation, The Sara Lee Corporation, and Union Carbide Corporation. Her current term as a Boeing director expires in 2001.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
                                                                          24,100

                           COMPENSATION OF DIRECTORS

The Company pays each non-employee director an annual board retainer fee of $36,000, of which $26,000 is paid in cash and $10,000 is paid in deferred stock units under the Deferred Compensation Plan for Directors.

Additionally, the Company pays each non-employee director an annual committee retainer, for all committee service, of $10,000 for those who serve as chairman of a committee and $6,000 for those who do not. Each non-employee director receives a fee of $2,000 for each day on which he or she attends a Board of Directors meeting and a fee of $1,000 for attendance at one or more committee meetings on a day on which a Board meeting is not also held.

Directors may also elect to defer all or a portion of their cash retainers and fees to a cash-based account or to their deferred stock unit account under the Deferred Compensation Plan for Directors. Effective June 1998, the Company matches all deferrals by non-employee directors to stock unit accounts with a contribution of an additional 25% of such stock units.

The number of deferred stock units credited to each director's account is the number of shares of Boeing stock that could be purchased with the retainer or fee, based on the Fair Market Value of the stock as of the day on which the retainer or fee is earned. "Fair Market Value" for a single trading day is the mean of the high and low per share trading prices for Boeing stock as reported in THE WALL STREET JOURNAL for the New York Stock Exchange Composite Transactions.

Deferred stock units earn the equivalent of dividends, which are credited as additional stock units. Directors do not have the right to vote or transfer deferred stock units. Cash-based accounts earn interest. Amounts held under the Deferred Compensation Plan for Directors are intended to be distributed after the director retires from the Board of Directors or otherwise terminates service on the Board. Deferred stock units will be distributed as shares of Boeing stock.

The Company reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with service to the Company.

At the time of a non-employee director's first annual meeting, the director receives an initial option to purchase 3,000 shares of stock. After each subsequent annual meeting during the non-employee director's term, the director receives an option to purchase an additional 2,400 shares. The exercise price of an option is equal to the average of the Fair Market Values for the fifth through ninth business days following the date of grant. Options vest approximately one year after grant, provided the recipient remains a director. Options become exercisable in installments one, three, and five years after the date of grant.

Directors who are employees of the Company do not receive any compensation for their service as directors.

                               RETIREMENT POLICY

The retirement policy of the Board of Directors is as follows: (a) each director who is not an officer of the Company will resign permanently as a director at the annual meeting of shareholders following that director's 72nd birthday and
(b) each director who is an officer of the Company will tender to the Governance and Nominating Committee a resignation as a director on the first to occur of the following: (i) the officer retires under a Boeing employee retirement plan or (ii) the officer no longer fulfills a primary role in the Company, as determined by the Governance and Nominating Committee. In any case, such director will retire permanently as a director no later than the annual meeting of shareholders following that director's 72nd birthday. This policy applies without regard to whether a director has completed his or her term.

The Company does not provide any retirement benefits to non-employee directors.

                      COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has the following standing committees: Audit, Compensation, Finance, and Governance and Nominating. Additionally, from time to time, the Board establishes special committees for specific purposes. The membership of the standing committees is usually determined at the organizational meeting of the Board in conjunction with the annual meeting of shareholders. Only non-employee directors currently serve on standing committees. The current membership of the committees is as follows, with the chairman of each committee listed first:

                                                                           GOVERNANCE
AUDIT                    COMPENSATION             FINANCE                  AND NOMINATING
--------------------------------------------------------------------------------------------------
John E. Bryson           John H. Biggs            Charles M. Pigott        John B. Fery
Paul E. Gray             Kenneth M. Duberstein    John E. Bryson           John H. Biggs
Charles M. Pigott        John B. Fery             Paul E. Gray             Kenneth M. Duberstein
Lewis E. Platt           John F. McDonnell        Lewis E. Platt           John F. McDonnell
                         William J. Perry                                  William J. Perry
                         Rozanne L. Ridgway                                Rozanne L. Ridgway

AUDIT COMMITTEE

The Audit Committee selects and engages the independent auditors, subject to ratification by the Board. The committee reviews the audit plans and audit findings of both the independent auditors and the internal auditors, the independent auditors' opinion of the financial statements, and the internal auditors' reports on the effectiveness of internal controls. The committee also reviews the Company's compliance with laws, regulations, and Company policies relating to political contributions, sales consultants, and government affairs consultants; the Company's ethics and business conduct program; compliance with the principles of the Defense Industry Initiative on Business Ethics and Conduct; and the Company's annual disclosure documents. The committee monitors the adequacy and effectiveness of the Company's financial controls and financial reporting processes, meets with counsel as to significant pending and threatened litigation, and assesses the Company's risk management program. The Audit Committee held six meetings in 1999.

COMPENSATION COMMITTEE

The Compensation Committee establishes and administers the Company's executive compensation plans. It sets policy for employee benefit programs and plans. The committee oversees administration of the employee retirement plans and various other benefit plans. The committee makes recommendations to the Board of Directors concerning the salaries of elected Company officers. The committee determines the number of performance shares, stock options and restricted stock units awarded to certain officers of the Company and the terms and conditions on which they are granted. It administers the incentive compensation plans and the deferred compensation plan for employees. The Compensation Committee held six meetings in 1999.

FINANCE COMMITTEE

The Finance Committee reviews and makes recommendations concerning proposed dividend actions, current and projected capital requirements, and issuance of debt or equity securities. It reviews the

Company's credit agreements and short-term investment policy. The committee also reviews the investment policies, administration, and performance of the trust investments of the Company's employee benefit plans. The Finance Committee held six meetings in 1999.

GOVERNANCE AND NOMINATING COMMITTEE

The Governance and Nominating Committee reviews and makes recommendations to the Board of Directors with respect to the responsibilities and functions of the Board and Board committees, and with respect to Board compensation. The committee makes recommendations to the Board of Directors concerning the composition and governance of the Board, including recommending candidates to fill vacancies on, or to be elected or reelected to, the Board. The committee will consider the names and qualifications of candidates for the Board submitted by shareholders in accordance with the procedures referred to on page 50 of this proxy statement. The committee oversees evaluation of the directors, Board committees and the Board. The committee also makes recommendations to the Board concerning candidates for election as Chief Executive Officer and other corporate officers. At least once each year, the committee reviews the performance of the Chief Executive Officer and the Company's plans for senior management succession. The Governance and Nominating Committee held six meetings in 1999.

                          BOARD AND COMMITTEE MEETINGS

During 1999, the Board of Directors held seven meetings and the committees described above held a total of 24 meetings. Average attendance at all such meetings was 95%. Each continuing director attended at least 84% of the Board and committee meetings he or she was eligible to attend.

                        CORPORATE GOVERNANCE PRINCIPLES

In order to help our shareholders understand Boeing's Board practices, we are including below a description of our current principles. The Governance and Nominating Committee reviews these practices. As part of its review, the committee also evaluates board practices at other well-managed companies and those that are the focus of commentators on corporate governance. The Board recommended that these principles be communicated to shareholders in this proxy statement.

CEO PERFORMANCE EVALUATION

At the end of each year, the CEO presents his performance objectives for the upcoming year to the non-employee directors for their approval. The non-employee directors then meet privately to discuss the CEO's performance for the current year and review that evaluation with the CEO. The Compensation Committee uses this performance evaluation in the course of its deliberations when considering the compensation of the CEO.

BOARD PERFORMANCE EVALUATION

With the goal of increasing the effectiveness of the Board and its relationship to management, the Governance and Nominating Committee evaluates the Board's performance as a whole. The evaluation process, which occurs at least every two years, includes a survey of the individual views of all non-employee directors, which are then shared with the full Board and with management.

CEO SUCCESSION

The Board views CEO selection as one of its most important responsibilities. The CEO reports annually to the Governance and Nominating Committee on planning for CEO succession either in the event of a sudden emergency or, longer range, when it is time for the CEO's retirement. When a succession of the CEO occurs, this Committee manages the process of identifying and selecting the new CEO with the full participation of each of the non-employee directors.

BOARD SIZE AND COMPOSITION

The Board believes that approximately 10 to 15 members is an appropriate size for the Boeing Board. The Board also believes that the Boeing Board should be made up of a substantial majority of independent, non-employee directors. The Governance and Nominating Committee reviews annually the appropriate skills and characteristics required of Board members in light of the current make-up of the Board. This assessment includes issues of diversity, age, international expertise and skills such as understanding of manufacturing, finance, marketing, technology and public policy, etc. The principal qualification for a director is the ability to act on behalf of all of the shareholders. The Board currently has 12 members, two of whom are employees of the Company.

SELECTION OF DIRECTORS

Under the By-Laws, the Board has authority to fill vacancies in the Board and to nominate candidates for election by the shareholders. The screening process is handled by the Governance and Nominating Committee with direct input from the Chairman and Chief Executive Officer and from the other directors. This Committee reviews employment and other relationships of directors, and the Board believes there is no current relationship between any non-employee director and Boeing that would be construed in any way as compromising the independence of any director.

DIRECTOR RETIREMENT

Each non-employee director must retire at the annual meeting following his or her 72nd birthday. Directors who change the occupation they held when initially elected are expected to offer to resign from the Board. At that time, the Governance and Nominating Committee reviews the continued appropriateness of Board membership under the new circumstances. The Board has adopted a policy calling for employee directors, including the CEO, to retire from the Board at the time of a change in their status as an officer of Boeing.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP

The Governance and Nominating Committee periodically reviews and compares Boeing Board compensation to director compensation at peer companies, which are benchmarks for the Company's financial performance. It is the Board's policy that a significant portion of director compensation be in the form of Boeing stock or stock equivalent units.

BOARD AGENDA AND MEETINGS

The Chairman and Chief Executive Officer establishes the agendas for Board meetings. Each director is free to suggest items for the agenda, and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board reviews and approves Boeing's yearly operating plan and specific financial goals at the start of each year, and the Board monitors performance throughout the year. The Board also reviews long-range strategic issues at regular Board meetings.

EXECUTIVE SESSIONS OF OUTSIDE DIRECTORS

The non-employee directors meet privately in executive sessions to review the performance of the CEO and to review recommendations of the Compensation Committee concerning compensation for the employee directors and other members of senior management. The non-employee directors meet in executive session at least twice a year without management present to consider such matters as they deem appropriate.

COMMITTEES OF THE BOARD

Only non-employee directors serve on the Board's four standing committees, which are Audit, Compensation, Finance, and Governance and Nominating. Chairpersons and members of these four committees are rotated periodically, as appropriate. At each meeting of the Audit Committee, committee members meet privately with representatives of Deloitte & Touche LLP, the Company's independent auditors, and with the Company vice president responsible for carrying out the internal audit function.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

During 1999:

- None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

- None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000;

- None of the Company's executive officers served on the compensation committee (or another board committee with similar functions or, if there was no committee like that, the entire board of directors) of any entity where one of that entity's executive officers served on the Company's Compensation Committee;

- None of the Company's executive officers was a director of another entity where one of that entity's executive officers served on the Company's Compensation Committee; and

- None of the Company's executive officers served on the compensation committee (or another board committee with similar functions or, if there was no committee like that, the entire board of directors) of another entity where one of that entity's executive officers served as a director on the Company's Board.

                           RELATED PARTY TRANSACTIONS

The Company and its subsidiaries have transactions in the ordinary course of business with other corporations of which Boeing directors are executive officers. The Company does not consider the amounts involved in such transactions to be material in relation to its business and believes that such amounts are not material in relation to the business of such other corporations or the interests of the directors involved.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and certain of its officers to send reports of their ownership of Boeing stock and of changes in such ownership to the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Based on the Company's review of the reports it has received, the Company believes that all of its directors and officers complied with all reporting requirements applicable to them with respect to transactions during 1999, except that Mr. McDonnell inadvertently reported late the transfer in 1998 of shares of Boeing stock to a family trust of which Mr. McDonnell is trustee, the transfer in 1999 of shares from that trust to another family trust, and the transfer in 1999 of shares of Boeing stock to another family trust of which Mr. McDonnell is trustee.

                                STOCK OWNERSHIP

The table below shows ownership of Boeing stock as of March 2, 2000, by:
(a) each director and nominee, (b) the Chief Executive Officer, and each of the other five most highly compensated executive officers (collectively, the "Named Executive Officers"), (c) all directors, nominees and executive officers as a group, and (d) the entities known by the Company to be beneficial owners of more than 5% of the outstanding shares of stock (as of December 31, 1999).

The columns are as follows:

    - The first column, Number of Shares Beneficially Owned, shows for each person the number of shares of Boeing stock directly and indirectly owned as of March 2, 2000, including shares owned by, or jointly with, his or her spouse and shares owned by minor children.

    - The second column shows the number of shares such person could acquire on or before May 1, 2000, by exercising stock options awarded by the Company.

    - The third column shows the total number of stock units and interests in shares held pursuant to the Company's compensation and benefit plans or pursuant to a contract, as of March 2, 2000. While these units may not be voted or transferred, they are listed below because they represent a significant part of the total economic interest of the directors and executive officers in Boeing stock.

    - The fourth column shows the total of the shares, options and share interests in the first three columns.

    - The fifth and final column shows for each person the percentage of all shares outstanding represented by the total of the shares, options and share interests shown for that person. An asterisk in that column indicates the person's total interests are less than 1% of the outstanding shares of stock.

All numbers in the table are rounded to the nearest whole shares. No family relationship exists among any of the directors or executive officers of the Company.

                             STOCK OWNERSHIP TABLE

                                                            SHARES
                                                         THAT MAY BE
                                                         ACQUIRED BY                               TOTAL AS
                                            SHARES        EXERCISING       SHARE                    PERCENT
                                         BENEFICIALLY   OPTIONS WITHIN   INTERESTS                 OF SHARES
NAME OF BENEFICIAL OWNER                    OWNED          60 DAYS         HELD        TOTAL      OUTSTANDING
------------------------                 ------------   --------------   ---------   ----------   -----------
DIRECTORS AND NOMINEES
John H. Biggs..........................       24,610          1,200          4,911(1)     30,721         *
John E. Bryson.........................        3,600(2)       5,700          4,730(1)     14,030         *
Kenneth M. Duberstein..................        6,360          1,200          4,849(1)     12,409         *
John B. Fery...........................        6,356         13,080          1,960(1)     21,396         *
Paul E. Gray...........................        6,397          3,600            927(1)     10,924         *
John F. McDonnell......................   16,603,652(3)       1,200        162,427(1) 16,767,279      1.85%
William J. Perry.......................        1,000          1,200          4,362(1)      6,562         *
Charles M. Pigott......................       40,186         13,080          7,158(1)     60,424         *
Lewis E. Platt.........................        1,000              0          1,795(1)      2,795         *
Rozanne L. Ridgway.....................        1,160         12,120         10,820(1)     24,100         *
John M. Shalikashvili..................          200              0              0          200          *

NAMED EXECUTIVE OFFICERS (**also serve
  as directors)

Philip M. Condit**.....................       21,136        439,608         89,804(4)    550,548         *
James F. Albaugh.......................          100         18,924        127,132(4)    146,156         *
Deborah C. Hopkins.....................          500         12,000        126,943(4)    139,443         *
Alan R. Mulally........................       34,983        164,128        110,264(4)    309,375         *
Michael M. Sears.......................       20,902(5)           0        133,742(4)    154,644         *
Harry C. Stonecipher**.................      176,189(5)     936,000        574,155(4)  1,686,344         *

All directors, nominees and executive
  officers as a group..................   17,113,736(5)   1,892,036      1,546,207   20,551,979       2.26%

BENEFICIAL OWNERS OF MORE THAN 5%

FMR Corp...............................   49,516,308(6)           0              0   49,516,308       5.29%
State Street Bank and Trust Company....   82,713,344(7)           0              0   82,713,344       9.08%

------------------------

(1) These numbers represent deferred stock units issued under the Deferred Compensation Plan for Directors. All non-employee directors receive part of their Board retainer in deferred stock units. In addition, they may choose to defer all or part of their cash compensation in the form of stock units. See Compensation of Directors on page 11. Mr. McDonnell also has interests equal to 161,674 shares in the Boeing stock fund of a 401(k) retirement plan.

(2) This figure includes 1,600 shares held in a trust for a member of Mr. Bryson's family. Mr. Bryson serves as co-trustee but disclaims beneficial ownership of the shares.

(3) Of these shares, 16,043,382 are held in trusts for the benefit of members of the McDonnell family. Either Mr. McDonnell or his wife (or, in the case of two of the trusts, his brother, James S. McDonnell) is a trustee of each of those trusts. In addition, the James S. McDonnell Foundation, of which John F. McDonnell is a trustee, holds 6,197,015 shares of Boeing stock, which are not included in the total shown above. Also not included in the total shown above are 5,000,000 shares of Boeing stock held in two trusts of which John F. McDonnell is trustee and his brother is a beneficiary.

(4)  Share interests granted to executive officers are discussed in footnote
     (2) to the Summary Compensation Table and in the Compensation Committee Report on Executive Compensation.

(5) The numbers shown for Messrs. Sears and Stonecipher include 9,360 and 46,800 shares, respectively, of restricted stock. These shares were originally issued pursuant to the McDonnell Douglas Corporation 1994 Performance and Equity Incentive Plan, prior to the merger of McDonnell Douglas with Boeing in 1997 (the "Merger"), and were converted into shares of Boeing stock as a result of the Merger. The holders receive dividends and have the right to vote the shares. The shares vest and become unrestricted in increments through 2002.

(6) The following information is based on a Schedule 13G filed on February 11, 2000, by FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109
    ("FMR"). FMR reports that at December 31, 1999, it had sole power to vote or direct the vote of 4,852,685 shares and sole power to dispose or direct the disposition of all 49,516,308 of the shares shown above. It reports no shared voting power or shared dispositive power over such shares.

(7) The following information is based on a Schedule 13G filed on February 8, 2000, by State Street Bank and Trust Company, 225 Franklin Street, Boston,
    Massachusetts 02110, acting in various fiduciary capacities ("State Street"). State Street reports that at December 31, 1999, it had sole power to vote or direct the vote of 16,461,552 shares and sole power to dispose or direct the disposition of 82,479,475 of the shares shown above. It also reports that it shared voting power over 64,859,029 shares and shared dispositive power over 233,869 shares. State Street is Trustee for the Company's Voluntary Investment Plan, a 401(k) retirement savings plan ("VIP"). It has informed the Company that the shared voting and dispositive amounts reported include 64,784,953 shares held in the VIP trust at December 31, 1999.

   The Trustee has dispositive power for the shares in the VIP trust to the extent necessary to follow valid instructions from participants regarding withdrawals, transfers or loans from such plans. Participants in the VIP may direct the Trustee how to vote their proportionate interest in those shares. Unallocated shares and allocated shares for which written instructions are not timely received by the Trustee are voted by the Trustee in the same manner and proportion as the allocated shares in the VIP stock fund for which voting instructions are timely received.

                             EXECUTIVE COMPENSATION

The following table summarizes the annual and long-term compensation of the Named Executive Officers for fiscal years 1999, 1998, and 1997. Annual compensation includes amounts deferred at the officer's election. All numbers are rounded to the nearest dollar or whole share. The Compensation Committee Report on Executive Compensation begins on page 28.

                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL                            LONG-TERM COMPENSATION
                                                    COMPENSATION                          AWARDS             PAYOUTS
                                                                    OTHER                      SECURITIES                  ALL
                                                                    ANNUAL                       UNDER-                   OTHER
         NAME AND                                                  COMPEN-        RESTRICTED     LYING         LTIP      COMPEN-
         PRINCIPAL                        SALARY       BONUS        SATION          STOCK       OPTIONS      PAYOUTS      SATION
     POSITION IN 1999          YEAR        ($)         ($)(1)        ($)            ($)(2)       (#)(3)        ($)        ($)(4)
Philip M. Condit               1999     $1,093,079   $1,900,800   $        0      $1,431,543           0             0   $ 86,270
Chairman and Chief             1998        998,896            0            0         192,156           0             0     81,755
Executive Officer              1997        884,675      446,000            0         204,378     120,000             0     69,520

James F. Albaugh(5)
Senior V.P. and President,     1999        480,462      380,200            0       4,821,879           0             0     29,702
Space and Communications       1998        285,782      213,800            0         184,377           0             0     17,941

Deborah C. Hopkins(5)
Senior V.P. and Chief          1999        473,271      633,600            0       4,983,419      30,000             0    144,262
Financial Officer              1998          6,923            0            0               0           0             0    750,000

Alan R. Mulally                1999        620,097      792,000       80,280(6)      657,192           0             0     40,960
Senior V.P. and President,     1998        536,601      242,000       78,404(6)    5,200,839     200,000             0     35,666
BCAG                           1997        341,668      175,700            0          69,028      20,600             0     21,900

Michael M. Sears(7)
Senior V.P. and President,     1999        479,770      506,900            0       4,897,465           0             0     30,550
Military Aircraft &            1998        429,069      235,100       12,178         235,109           0             0     28,165
Missiles                       1997        395,246      261,900      461,994               0           0     1,734,838     29,445

Harry C. Stonecipher(7)        1999        946,539    1,425,600            0       1,217,122           0             0     60,212
President and Chief            1998        899,007            0      139,425(8)      246,567           0             0     57,570
Operating Officer              1997        895,345      489,300    2,333,896(8)    4,105,998           0     8,051,518    268,624

(1) Annual incentive compensation (consisting of cash payments reported in the Bonus column and Boeing Stock Units ("BSUs") reported in the Restricted
    Stock column) is based on performance in the year shown, but is determined and paid the following year.

(2) The amount reported in the Restricted Stock column for each officer is the value of (a) BSUs awarded in February of the following year and
    (b) Restricted Stock Units ("RSUs"), Career Shares and matching deferred stock units awarded during the year. The number of BSUs awarded was the number of shares of Boeing stock that could be purchased with 40% of the officer's incentive award (30% for 1997), using as the purchase price the FAIR MARKET VALUE (as defined on page 11) of the stock on that date. However, in accordance with the SEC's proxy rules, the value of the BSUs awarded is shown here using the CLOSING MARKET PRICE of the stock on the date of the award.

   BSUs and RSUs are stock units that earn the equivalent of dividends, which are accrued in the form of additional BSUs or RSUs each quarter. BSUs vest and are payable three years after the award. The officer may choose to receive for each BSU one share of stock or cash equal to the Fair Market Value of one share at the time of vesting. RSUs vest on the schedule determined by the Compensation Committee and are paid out in stock. Career Shares are stock units that are paid out in stock, contingent on the officer's staying with the Company until retirement. Career Shares earn dividend equivalents, which accrue in the form of additional Career Shares. Matching deferred stock units are paid under the Company's Deferred Compensation Plan for Employees. For each deferral into a stock unit account of salary (up to 50%), annual cash incentive awards, vested BSUs and earned Performance Shares, the Company contributes an additional 25% of such stock units. For a discussion of these awards, see the Compensation Committee Report on Executive Compensation, which begins on page 28.

   For Messrs. Sears and Stonecipher, the amount reported on the line for 1997 also includes the value of restricted stock granted by McDonnell Douglas prior to the Merger, based on the closing market price of McDonnell Douglas common stock of $65.75 on the date of grant, January 30, 1997. See footnote
    (5) to the Stock Ownership Table.

   The following table shows the aggregate number and value of BSUs granted to each of the Named Executive Officers in 2000 for service in 1999, and the number and value of RSUs, Career Shares, and matching deferred stock units granted to each of the Named Executive Officers in 1999. The values are based on the closing market price of Boeing stock on the dates of grant.

                    RESTRICTED STOCK UNITS GRANTED FOR 1999

                         NUMBER OF UNITS                                                  VALUE
                                                        MATCHING                                          MATCHING
                                                        DEFERRED                                          DEFERRED
                                             CAREER      STOCK                                  CAREER     STOCK
                        BSUS       RSUS      SHARES      UNITS          BSUS         RSUS       SHARES     UNITS
Philip M. Condit.....   34,162          0     4,622           0      $1,263,995   $        0   $167,548    $     0
James F. Albaugh.....    6,831    106,509     1,849         415         252,759    4,486,687     67,026     15,407
Deborah C. Hopkins...   11,387    106,509     2,080           0         421,332    4,486,687     75,400          0
Alan R. Mulally......   14,234          0     2,773         842         526,665            0    100,521     30,007
Michael M. Sears.....    9,109    106,509     2,034           0         337,046    4,486,687     73,733          0
Harry C.
  Stonecipher........   25,622          0     4,160       2,918         947,997            0    150,800    118,325

   The following table shows the aggregate number and value of BSUs, RSUs,
    Career Shares, matching deferred stock units, LTIP Shares granted under the Company's previous long-term incentive plan, and other shares of restricted stock or restricted stock units held by each of the Named Executive Officers AT YEAR END, PLUS THE BSUS AWARDED IN 2000. The value of all such shares and units is based on the closing price of Boeing stock on December 31, 1999, which was $41.4375 per share, except for the BSUs granted in 2000, whose value is based on the closing price of the stock on February 28, 2000, which was $37.00.

                         ALL RESTRICTED STOCK AND UNITS

                                                               NUMBER       VALUE
------------------------------------------------------------------------------------
Philip M. Condit............................................   83,930    $ 3,326,262
James F. Albaugh............................................  123,299      5,078,885
Deborah C. Hopkins..........................................  124,495      5,108,234
Alan R. Mulally.............................................  108,157      4,418,575
Michael M. Sears............................................  133,369      5,486,041
Harry C. Stonecipher........................................  610,210     25,171,891
------------------------------------------------------------------------------------

(3) The numbers reported in the Securities Underlying Options column for each officer are the numbers of shares for which options were granted in 1999,
    1998, and 1997, as adjusted for the 2-for-1 stock split that occurred on June 6, 1997.

(4) Amounts reported in the All Other Compensation column include the sums of the values of (a) dividend equivalents and interest on dividend equivalents on LTIP Shares granted under the Company's previous long-term incentive plan and not yet converted into stock, (b) Company contributions to retirement and 401(k) plans of the Company and its subsidiaries, and (c) premiums paid by the Company for term life insurance for the benefit of the insured. The amounts described in clauses (a), (b), and (c) above for each of the Named Executive Officers on the line for 1999 are as set forth below. In addition, Ms. Hopkins received $115,329 in connection with her relocation to Seattle.

                                                            (A)        (B)        (C)
----------------------------------------------------------------------------------------
Philip M. Condit........................................  $17,085    $65,585     $3,600
James F. Albaugh........................................        0     27,962      1,740
Deborah C. Hopkins......................................        0     27,358      1,575
Alan R. Mulally.........................................    1,519     37,206      2,235
Michael M. Sears........................................        0     28,786      1,764
Harry C. Stonecipher....................................        0     56,792      3,420
----------------------------------------------------------------------------------------

(5) Mr. Albaugh became Senior Vice President of the Company in September 1998. Ms. Hopkins joined the Company as Senior Vice President and Chief Financial
    Officer in December 1998.

(6) The amount shown for 1999 represents perquisites, including $37,481 for personal use of Company aircraft and $26,100 in tax reimbursement. Of the amount shown for 1998, $52,709 represents perquisites, including $36,900 for personal use of Company aircraft.

(7) Messrs. Sears and Stonecipher were executives of McDonnell Douglas Corporation before it became a part of Boeing on August 1, 1997. The 1997 compensation shown for them includes the following amounts paid by McDonnell Douglas before the Merger or in connection with the Merger:
    Mr. Sears--Salary, $241,400; Other Annual Compensation, $459,408; and LTIP Payouts, $1,734,838; Mr. Stonecipher--Salary, $585,000; Other Annual Compensation, $2,328,975; Restricted Stock, $3,945,000; LTIP Payout, $8,051,518; and All Other Compensation, $35,318.

(8) Of the amount shown for 1998, $139,058 represents perquisites, including $65,278 for club memberships and $52,587 for personal use of Company aircraft. Of the amount shown for 1997, $50,086 represents perquisites, including $20,232 for personal use of Company aircraft.

                             OPTION GRANTS IN 1999

----------------------------------------------------------------------------------------------------------------------
                           INDIVIDUAL GRANTS
------------------------------------------------------------------------
                             NUMBER     PERCENT
                               OF       OF TOTAL
                            SECURITIES  OPTIONS
                             UNDER-    GRANTED TO                                 POTENTIAL REALIZABLE VALUE AT
                             LYING     EMPLOYEES                               ASSUMED ANNUAL RATES OF STOCK PRICE
                            OPTIONS        IN       EXERCISE    EXPIRA-          APPRECIATION FOR OPTION TERM(2)
                            GRANTED      FISCAL      PRICE       TION      -------------------------------------------
           NAME              (#)(1)       YEAR       ($/SH)      DATE       0% ($)        5% ($)           10% ($)
----------------------------------------------------------------------------------------------------------------------
P. M. Condit..............     0           --          --         --          --            --               --
J.F. Albaugh..............     0           --          --         --          --            --               --
D.C. Hopkins..............   30,000      0.87%      $35.9141   2/22/2009      $0         $677,586        $1,717,135
A.R. Mulally..............     0           --          --         --          --            --               --
M.M. Sears................     0           --          --         --          --            --               --
H.C. Stonecipher..........     0           --          --         --          --            --               --
Share price.............................................................                  $58.50           $93.15
All current optionees (more than 30,600 employees and retirees).........      0        $78 million      $197 million
All shareholders(3).....................................................      0       $2,051 million   $55,881 million
Gain of all optionees as % of gain of all shareholders..................      0            .35%             .35%
----------------------------------------------------------------------------------------------------------------------

(1) The per share exercise price is the Fair Market Value of Boeing stock (as defined on page 11) on the date of grant, and the term of these options is ten years, subject to earlier termination in the event of termination of employment. The options vest after one year's employment from the date of grant. As to each grant, 40% becomes exercisable after one year from the date of grant, an additional 30% after three years, and the remaining 30% after five years. The schedule on which options become exercisable is subject to acceleration for retirement, death, disability or layoff after vesting.

(2) Potential realizable values are based on assumed compound annual appreciation rates specified by the SEC. These increases in value are based on speculative assumptions and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(3) Each amount represents the increase in total market value of outstanding Boeing common stock consistent with the stock price appreciation assumptions above. On the date on which these options were granted, February 22, 1999, there were 976,291,705 shares of common stock outstanding.

                       FISCAL YEAR-END OPTION/SAR VALUES

The table below sets forth information with respect to the number and assumed value of outstanding options and stock appreciation rights ("SARs") held by the Named Executive Officers at year end. No options or SARs were exercised by the Named Executive Officers in 1999.

----------------------------------------------------------------------------------------------------
                                                          NUMBER OF
                                                    SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS/     IN-THE-MONEY OPTIONS/
                                                       SARS AT FISCAL       SARS AT FISCAL YEAR-END
                                                         YEAR-END(#)                 ($)(1)
                                                    ---------------------   ------------------------
                       NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----------------------------------------------------------------------------------------------------
Philip M. Condit..................................  378,141     151,730     $ 4,371,484   $  643,869
James F. Albaugh..................................   17,846       2,156               0            0
Deborah C. Hopkins................................        0      30,000               0      162,891
Alan R. Mulally...................................  149,150     151,958         678,719      162,902
Michael M. Sears..................................        0           0               0            0
Harry C. Stonecipher..............................  936,000     234,000      25,392,838    6,348,209
----------------------------------------------------------------------------------------------------

(1) Amounts are based on the Fair Market Value of Boeing stock on the last trading day of the year, December 31, 1999, which was $41.3438. There is no guarantee that, if and when these options are exercised, they will have this value.

                   LONG-TERM INCENTIVE PLANS--AWARDS IN 1999

The table below sets forth information with respect to Performance Shares granted to the Named Executive Officers in 1999.

                                                                                    CONTINGENT FUTURE PAYOUTS
                                                  NUMBER     PERFORMANCE            AT SPECIFIED STOCK PRICES
                                                OF SHARES,    OR OTHER     -------------------------------------------
                                                 UNITS OR      PERIOD      LESS THAN
                                                  OTHER         UNTIL       $58.38      $58.38      $69.80     $72.91
                                                  RIGHTS     MATURATION    THRESHOLD   THRESHOLD    TARGET    MAXIMUM
                     NAME                          (#)        OR PAYOUT       (#)         (#)        (#)        (#)
----------------------------------------------------------------------------------------------------------------------
Philip M. Condit..............................    127,099     1999-2004        0        31,775     127,099    158,874
James F. Albaugh..............................     41,596     1999-2004        0        10,399      41,596     51,995
Deborah C. Hopkins............................     46,796     1999-2004        0        11,699      46,796     58,495
Alan R. Mulally...............................     62,394     1999-2004        0        15,599      62,394     77,993
Michael M. Sears..............................     45,756     1999-2004        0        11,439      45,756     57,195
Harry C. Stonecipher..........................    103,990     1999-2004        0        25,997     103,990    129,987
----------------------------------------------------------------------------------------------------------------------

The Performance Share program is designed to focus executives on stock price appreciation by requiring a minimum compound average annual increase in share price of 10% within a five-year period before any awards can be paid. The 1999 Performance Share awards are contingent on the Company's achieving threshold, target, and superior stock price appreciation to $58.38, $69.80, and $72.91, respectively, within five years from the date of grant. The threshold performance hurdle equates to a 61% increase in stock price and would add approximately $22 billion to the Company's market value.

Performance Shares vest at such time as the average daily closing price of a share of Boeing stock on the New York Stock Exchange over a 20-consecutive-day period achieves a specified hurdle. The Performance Shares will be paid in Boeing stock on the date the specified performance hurdle is met. The Performance Shares earn dividend equivalents, which will be accrued in the form of additional Performance Shares and paid in Boeing stock when and to the extent that the related Performance Shares are paid.

The total number of shares delivered by the end of the five-year cycle will range from zero to 125% of the contingent grant. If the threshold price is achieved, 25% of the Performance Shares will vest. If stock price milestones between threshold and target are met, the Performance Shares will vest in increments of 40%, 55%, and 75%, up to 100% if the target price is achieved and 125% if the maximum price is achieved. If the Company's stock price does not achieve the specified performance hurdles, the Compensation Committee of the Board of Directors may, in its discretion, allow vesting of up to 100% of the target Performance Shares if the Company's total shareholder return ("TSR" = stock price appreciation plus dividends) during the five-year performance period exceeds the average TSR of the S&P 500 over the same period.

                                 PENSION PLANS

The following table shows the estimated annual pension benefits payable to an executive officer, assuming retirement on January 1, 2000, at age 65 after selected periods of service. Total pension benefits for executive officers are determined under the Company's Supplemental Executive Retirement Plan, which is an unfunded, unqualified, defined benefit plan. A portion of that benefit will be paid under the Company's Pension Value Plan, which is a qualified defined benefit plan whose benefits are limited by applicable Federal tax laws and regulations. The remainder of the benefit will be paid under the Supplemental Executive Retirement Plan. The benefits shown in the table are based on straight-life annuity amounts. The plans also permit selection of a joint and survivor annuity with reductions in the benefits shown. The benefits shown in the table are not subject to any deduction for Social Security benefits.

-------------------------------------------------------------------------------------------------
                                                YEARS OF CREDITED SERVICE
                        -------------------------------------------------------------------------
REMUNERATION               15          20           25           30           35           40
-------------------------------------------------------------------------------------------------
 $ 300,000.....         $ 72,000   $   96,000   $  120,000   $  144,000   $  168,000   $  192,000
   600,000.....          144,000      192,000      240,000      288,000      336,000      384,000
   900,000.....          216,000      288,000      360,000      432,000      504,000      576,000
  1,200,000....          288,000      384,000      480,000      576,000      672,000      768,000
  1,500,000....          360,000      480,000      600,000      720,000      840,000      960,000
  1,800,000....          432,000      576,000      720,000      864,000    1,008,000    1,152,000
  2,100,000....          504,000      672,000      840,000    1,008,000    1,176,000    1,344,000
  2,400,000....          576,000      768,000      960,000    1,152,000    1,344,000    1,536,000
  2,700,000....          648,000      864,000    1,080,000    1,296,000    1,512,000    1,728,000
  3,000,000....          720,000      960,000    1,200,000    1,440,000    1,680,000    1,920,000
  3,300,000....          792,000    1,056,000    1,320,000    1,584,000    1,848,000    2,112,000
  3,600,000....          864,000    1,152,000    1,440,000    1,728,000    2,016,000    2,304,000
-------------------------------------------------------------------------------------------------

Credited service begins on the commencement of employment. The Named Executive Officers have the following years of credited service:

----------------------------------------------------------------------
Philip M. Condit............................................    34.5
James F. Albaugh............................................    15.5
Deborah C. Hopkins..........................................     1.0
Alan R. Mulally.............................................    30.5
Michael M. Sears............................................    30.0
Harry C. Stonecipher........................................    10.5
----------------------------------------------------------------------

Under the Supplemental Executive Retirement Plan, pension benefits are based on years of credited service times 1.6% of average annual salary plus average annual incentive compensation for the last five years of employment. Annual incentive compensation includes the amounts shown in the Bonus column of the Summary Compensation Table on page 19 and the values of BSUs, which are shown in footnote (2) to the Summary Compensation Table. Benefits calculated under the Supplemental Executive Retirement Plan are limited to 100% of a participant's annual salary at termination and are reduced by the amount of benefits received under the Pension Value Plan(1). The total annual averages for the current Named Executive Officers are now as follows:

------------------------------------------------------------------------
Philip M. Condit............................................  $1,922,776
James F. Albaugh............................................     499,468
Deborah C. Hopkins..........................................     688,665
Alan R. Mulally.............................................     838,588
Michael M. Sears............................................     740,186
Harry C. Stonecipher........................................   1,884,900
------------------------------------------------------------------------

Mr. Stonecipher and Ms. Hopkins have agreements that may increase the amount of retirement benefit received from the Company. (See Employment Contracts and Termination of Employment Arrangements, below.) Mr. Sears has a Supplemental Pension Agreement that may increase his retirement benefit from the Company.

Pursuant to Mr. Stonecipher's agreement, he will receive credit for twice as many years of service as he actually works for the Company, which is reflected in the credited service shown above. In addition, the Company will provide a supplemental pension payment equal to the difference between (a) what
Mr. Stonecipher would have received from an employer prior to his employment with McDonnell Douglas had he stayed with that employer through the end of the Employment Period and (b) the pension payments he is actually entitled to receive from the prior employer, McDonnell Douglas, and the Company. Had
Mr. Stonecipher attained age 65 and retired on January 1, 2000, the supplemental payment under the agreement would have been approximately $210,000 per year.

------------------------

(1) The Pension Value Plan became effective as of January 1, 1999. Under the Pension Value Plan, benefits are earned after one year of service, which is retroactively credited upon completion. Benefits generally vest after five years of service. Each year, a bookkeeping account in a participant's name is credited with an amount equal to a percentage of the participant's base pay depending on the participant's age, ranging from 3% for younger than age 30 to 11% for age 50 and older. Each participant's account also receives interest credits based on the yield of the 30-year U.S. Treasury bond in effect during November of the previous year, except that the rate may be no lower than 5.25% or higher than 10%. When a participant retires, the amount credited to the participant's account is converted into an annuity.

    In addition, certain benefits earned by participants under prior retirement plans of Boeing and McDonnell Douglas, calculated as of December 31, 1998, were transferred to the Pension Value Plan as of January 1, 1999. Certain benefits earned by participants under prior retirement plans of Boeing North American were transferred as of July 1, 1999. These benefits will increase each year at the same rate the participant's salary increases. At retirement, participants will receive these benefits in addition to the Pension Value Plan annuity described above.

Pursuant to Ms. Hopkins' agreement, she will receive an additional 13 years of service under the Supplemental Executive Retirement Plan, provided she retires from the Company on or after attaining age 62. The additional 13 years are not reflected in the credited service shown above. In the event Ms. Hopkins terminates employment from the Company before reaching age 62, no supplemental benefits will be paid under the agreement. Had Ms. Hopkins attained age 65 and retired on January 1, 2000, the supplemental payment under the agreement would have been approximately $143,000 per year.

The Supplemental Pension Agreement with Mr. Sears provides that upon his retirement, the Company will supplement his benefit under the Supplemental Executive Retirement Plan by the amount necessary to equal the amounts he would have received under retirement plans of McDonnell Douglas, if they had continued in effect until his retirement. Had Mr. Sears attained age 65 and retired on January 1, 2000, no the supplemental payment under the agreement would have been due.

                      EMPLOYMENT CONTRACTS AND TERMINATION
                           OF EMPLOYMENT ARRANGEMENTS

EMPLOYMENT AGREEMENT WITH MR. STONECIPHER. Effective August 1, 1997, the Company entered into an employment agreement (the "Employment Agreement") with Mr. Stonecipher to secure his services as President and Chief Operating Officer of the Company. The Employment Agreement amends and restates Mr. Stonecipher's prior employment agreement with McDonnell Douglas and supersedes all prior agreements between McDonnell Douglas and Mr. Stonecipher. The current "Employment Period" under the Employment Agreement expires on May 16, 2001.

During the Employment Period, Mr. Stonecipher is to receive both annual and long-term equity incentive compensation. Annual compensation includes a minimum base salary of $900,000 per year, reviewed annually by the Compensation Committee of the Board of Directors. He received incentive compensation for 1997 of $635,000, paid 70% in cash and 30% in BSUs. Beginning with 1998, Mr. Stonecipher's incentive compensation is determined under the Company's Incentive Compensation Plan. Pursuant to the Employment Agreement, the following long-term equity incentive compensation previously awarded to Mr. Stonecipher by McDonnell Douglas was converted into similar awards with respect to Boeing stock in accordance with the terms of the Agreement and Plan of Merger between the Company and McDonnell Douglas Corporation: 477,415 Boeing stock equivalents ("BSEs"), 140,400 of which, together with related dividend equivalents, remain subject to vesting by no later than March 31, 2002; 78,000 shares of restricted stock, 31,200 of which vested at the end of 1999 and 15,600 of which will vest at the end of each of 2000, 2001, and 2002; and options to purchase 1,170,000 shares of Boeing stock, which vested and became exercisable or vest and become exercisable in increments of 234,000 shares on September 24 in each of 1996, 1997, 1998, 1999, and 2000. Mr. Stonecipher receives dividends and voting rights on his shares of restricted stock; the BSEs do not have voting rights, and dividend equivalent payments on the BSEs are reinvested into additional BSEs. All converted restricted stock and stock options will be issued under and subject to the terms and conditions of the McDonnell Douglas Corporation 1994 Performance and Equity Incentive Plan. Additional long-term incentive awards will be granted to Mr. Stonecipher at the sole discretion of the Compensation Committee.

For the purposes of calculating Mr. Stonecipher's benefits under the retirement plans of the Company and McDonnell Douglas, he will receive credit for twice as many years of service as he actually worked for the Company and McDonnell Douglas. In addition, the Company will provide a supplemental pension payment equal to the difference between (a) what Mr. Stonecipher would have received from an employer prior to his employment with McDonnell Douglas had he stayed with that employer through the end of the Employment Period and (b) the pension payments he is actually entitled to receive from the prior employer, McDonnell Douglas, and the Company.

Pursuant to the Employment Agreement, Mr. Stonecipher is also entitled to at least four weeks paid vacation each year, fringe benefits and perquisites in accordance with the policies of McDonnell Douglas as in effect immediately prior to the Merger, moving and relocation expenses incurred in moving to Seattle, and participation in the Company's other employee benefit plans available to senior Boeing executives. Under the Employment Agreement, the Company made a "gross-up payment" of $2,204,929 to Mr. Stonecipher for excise tax imposed on change-in-control payments under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code").

The Employment Agreement terminates upon the earliest of May 16, 2001, termination by the Company of Mr. Stonecipher's services for cause, termination of his employment by Mr. Stonecipher for good reason, or Mr. Stonecipher's death or inability to render services for 180 days during any 12-month period. Under the Employment Agreement, "good reason" means a breach of the Employment Agreement by the Company, removal from the Company's Board of Directors for reasons other than voluntary resignation, removal from his position as President and Chief Operating Officer for reasons other than for cause, diminution in responsibilities or assignment of duties reasonably deemed by Mr. Stonecipher to be inappropriate for someone in his position.

In the event Mr. Stonecipher terminates his employment for good reason, he will be entitled to receive the present value of the salary and target annual incentive compensation he would have received if his employment had continued for the remainder of the Employment Period. In the event of such a termination, all of Mr. Stonecipher's BSEs would be paid upon termination of employment, stock options would continue to vest for the remainder of the Employment Period and for one year following termination of the Employment Period and must be exercised within three years of that time, and grants of performance-based restricted shares would be ratably adjusted based on the ratio of the number of years Mr. Stonecipher would have been employed had he remained employed for the remainder of the Employment Period plus one, over the six-year performance period. Payments of amounts due upon termination of the Employment Agreement will be deferred to the extent necessary to permit the Company a full deduction for all such payments under Section 162(m) of the Code.

The Employment Agreement prohibits Mr. Stonecipher from disclosing at any time confidential information or trade secrets concerning the Company without the Company's express written consent. Mr. Stonecipher also may not be employed or affiliated with a competitor of the Company as long as any restricted stock, BSEs or stock options under the Employment Agreement remain unvested or unexercised. The vesting of restricted stock and BSEs and the exercise of stock options is subject to Mr. Stonecipher's full compliance with the nondisclosure and non-compete provisions of the Employment Agreement.

TERMINATION BENEFITS AGREEMENT WITH MR. SEARS. Mr. Sears entered into an agreement (the "Termination Benefits Agreement") with McDonnell Douglas in 1996, which was assumed by Boeing at the time of the Merger. The Termination Benefits Agreement provides that in the event of termination of his employment for any reason other than death, disability, retirement or for cause within three years after the date of the Merger, or in the event he terminates employment for "good reason" (as defined below), he will continue to receive for the remainder of a three-year period beginning on August 1, 1997 (the "Continuation Period") the following: (1) base salary at a rate equal to the greater of his rate at termination or immediately prior to the Merger, (2) annual incentive compensation calculated based on his annualized target incentive compensation multiplied by the average percentage of his earned incentive award to his target incentive award for the three years prior to termination or the Merger, and (3) welfare benefits that he would have received had his employment not been terminated. "Good reason" is defined to include (a) the failure of any successor of McDonnell Douglas to assume the obligation to perform under the agreement, (b) an ongoing breach of the agreement by McDonnell Douglas or its successor, (c) a reduction in his base salary, bonus or certain benefits within three years after the Merger, or
(d) certain changes in title, duties or position and/or geographic relocation within the three-year period. The Termination Benefits Agreement also provides for a cash lump sum payment upon termination of employment. It provides for payment of prorated annual incentive compensation for the year of termination, vesting of all retirement benefits and the continued accrual of benefits for the Continuation Period (at the rate of salary and annual incentive compensation paid during such period) under the McDonnell Douglas defined benefit pension plans and the entitlement to matching contributions that he would have received under the McDonnell Douglas defined contribution pension plans during the Continuation Period. All payments and benefits will be discontinued upon Mr. Sears' normal retirement date or if he provides service to a competitor, supplier or customer or discloses any confidential information. If any payments or benefits (including payments and benefits under the Termination Benefits Agreement) are determined to be "excess parachute payments" under Section 4999 of the Code, he would be entitled to receive an additional payment (net of income and excise taxes) to compensate him for excise tax imposed on such payments.

EMPLOYMENT AGREEMENT WITH MS. HOPKINS. In 1998, the Company entered into an agreement with Ms. Hopkins to secure her services as Senior Vice President and Chief Financial Officer of the Company. Pursuant to the agreement, Ms. Hopkins is to receive annual and long-term incentive compensation. Annual compensation includes a base salary of $450,000 for 1999 and annual incentive compensation for 1999 equal to at least 80% of salary. Ms. Hopkins was paid a signing bonus of $750,000 when she joined the Company to compensate for the loss of cash and equity compensation from her prior employer. Beginning in 2000, Ms. Hopkins' annual incentive compensation is to be determined under the Company's Incentive Compensation Plan. Ms. Hopkins' long-term incentive compensation is to consist of annual grants of Performance Shares and Career Shares with grant values consistent with those for other senior executive officers within her classification. Upon joining the Company, Ms. Hopkins received a grant of Performance Shares equal to 4.5 times her base salary and a grant of Career Shares with a grant value of $180,000.

For the purpose of calculating Ms. Hopkins' benefits under the Company's Supplemental Executive Retirement Plan, she will receive credit for 13 additional years of service, subject to her remaining with the Company until age
62. If the Company terminates her employment for any reason prior to December 31, 2001, other than for an intentional violation of Company policies or practices, she will be entitled to a lump-sum payment equal to the base salary and target incentive awards she would have earned from the date of termination through December 31, 2001 (less applicable withholding).

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

The Compensation Committee (the "Committee") of the Board of Directors establishes and administers the Company's executive compensation programs. During 1999, the Committee was composed of five non-employee members of the Board--Messrs. Biggs, Duberstein, Fery, Perry and Ms. Ridgway.

The goals of the Company's integrated executive compensation programs are to

    1.  Attract, retain, and motivate a highly competent executive team;

    2.  Align executive compensation with shareholder interests;

    3.  Link pay to Company, operating group and individual performance; and

    4. Achieve a balance between incentives for short-term and long-term performance.

The full Board of Directors reviews the Committee's recommendations and approves the salaries of all elected officers, including the Named Executive Officers who appear in the Summary Compensation Table on page 19. The Committee reviews salary recommendations for executive officers and establish other elements of executive compensation, including annual and long-term incentive awards.

Boeing executive officers are assigned to pay grades, each with an established salary range, a percentage of salary that establishes a target award for the annual incentive, and a factor of salary on which long-term incentive awards are based. Assignment to a pay grade is determined by comparing individual responsibilities with industry survey data and internal executive job relationships. It is the Committee's objective to maintain a competitive compensation structure for Boeing executives.

SALARIES

The Committee annually reviews the salary levels of executive officers using data provided by an outside consulting firm, and compares Boeing salaries with those for comparable jobs in a stable group of benchmark companies, which includes major aerospace and other large industrial corporations. These companies were selected on the basis of their comparable size and operating performance; the group includes two of the aerospace and defense companies in the S&P Aerospace Index used in the performance comparison graph on page 31. Boeing executive officer salary levels for 1999 were targeted for the average of salaries of corresponding positions at the benchmark companies.

Executive officer salary adjustments are determined by a subjective evaluation of individual performance, by comparisons to peers inside and comparable positions outside the Company and, with respect to two of the Named Executive Officers, in accordance with the terms of their employment agreements. Survey data indicated that the 1999 base salaries of the Named Executive Officers, including the Chief Executive Officer, are on average, at or slightly below the average of the benchmark companies.

ANNUAL INCENTIVE AWARDS

Annual incentive awards are designed to focus management attention on Company performance. Each executive pay grade has an assigned incentive award percentage (of annual salary). That percentage is adjusted based on Company, operating group, and individual performance. The incentive award percentages assigned to the Named Executive Officers' pay grades range from 80% to 100% of salary.

INCENTIVE AWARD DETERMINATION. The cash portion of the incentive awards approved by the Committee was determined based on the officer's target incentive award, adjusted based on evaluation of Company and operating group performance, coupled with a subjective evaluation of individual performance. The resulting performance evaluation produced a percentage factor that increased or decreased the incentive award relative to the target for each executive officer.

In 1999, Company and operating group performance was evaluated based on the Company's overall profitability, as measured by earnings from operations, cash flow, return on net assets, product development cost performance, and strategic factors as measured by customer and employee satisfaction, safety, and diversity. Company performance also included an assessment of long-term shareholder value measured by performance comparisons with the S&P 500 Stock Index and a select group of premier companies. The Committee's final evaluation of Company performance included subjective and internal analysis of the reasons for changes in Company shareholder value.

While the Company's total return to shareholders improved significantly in 1999, for the five-year period December 31, 1994 through December 31, 1999, it was still below the S&P 500 and did not rank among the top 50% of the selected premier companies.

For 1999, the Committee's assessment was that the Company's financial performance exceeded expected levels. Net earnings were up from 1998, and the Company met or exceeded goals for inventory turns, facility consolidation, overhead reduction, and the supplier base. The Company generated significant free cash flow. The operating groups produced a record number of commercial airliners, won significant military contracts, and expanded service businesses, while divesting several non-core businesses.

Based on their contributions to the above-target performance, the six current Named Executive Officers received 1999 annual incentive awards averaging 191% of base salary. Because of the Company's performance overall, the Compensation Committee awarded the Chief Executive Officer an incentive award of 264% of base salary.

For the Named Executive Officers, the 1999 awards were paid out approximately 60% in cash and 40% in Boeing Stock Units, which are discussed below.

BOEING STOCK UNITS. Boeing Stock Units ("BSUs") are restricted Boeing stock units without voting rights but earning dividend equivalents. The number of BSUs awarded was determined by crediting each executive with the number of shares that could be purchased with 40% of that officer's incentive award, based on the Fair Market Value of Boeing stock on the day of the award. The BSUs vest three years after the award. Each executive chooses in advance whether to have them paid out in shares of Boeing stock, deferred stock units, or cash. The values of the BSUs at the time of grant to the Named Executive Officers, including the Chief Executive Officer, are shown in footnote (2) to the Summary Compensation Table.

LONG-TERM INCENTIVES

In 1998, the Committee implemented a new performance-based long-term incentive compensation program designed to tie executive rewards more directly to the increase of shareholder value through stock price growth. Under this program, executives are awarded rights to receive Boeing stock called Performance Shares, that are contingent on the Company's attaining shareholder return goals within a specified time period. An increasing portion of the Performance Shares awarded will be convertible to shares of Boeing stock as the stock price reaches and maintains certain threshold levels. These threshold stock price levels represent predetermined compound five-year growth rates relative to the stock price at the time the Performance Shares are granted. Any Performance Shares not converted to Boeing stock after five years will expire.

The terms of the 1999 Performance Shares granted to the Named Executive Officers, including the Chief Executive Officer, are shown in the Long-Term Incentive Plans--Awards in 1999 Table on page 22.

The long-term incentive program also includes grants of Career Shares to certain executives who make substantial contributions to the management, growth, and success of major components of the Company's business. Career Shares are stock units that are paid out in Boeing stock and contingent on the participant's staying with the Company until retirement. Career Shares earn dividend equivalents, which accrue in the form of additional Career Shares and which will be paid in Boeing stock when and to the extent the Career Shares are paid. To recognize the different levels of responsibilities within the Company, the number of Career Shares an executive is granted is based on the executive's pay grade and salary. The values of the 1999 Career Shares at the time of grant to the Named Executive Officers, including the Chief Executive Officer, are shown in footnote (2) to the Summary Compensation Table.

The Committee also considers the award of restricted stock units in specific cases based on individual performance or for purposes of retaining or attracting key executives. In 1999, the Committee determined that grants of restricted stock units to three of the Named Executive Officers were appropriate. The values of the restricted stock units granted to the Named Executive Officers are shown in the Summary Compensation Table and its footnote (2).

The Committee has established stock ownership guidelines for executives that range from one to six times annual base salary, and from four to six times for the Named Executive Officers. As an incentive to encourage and facilitate stock ownership, the Company matches any deferral of salary (up to 50%), annual cash incentive awards, BSUs or earned Performance Shares into an unfunded stock unit account within the Company's Deferred Compensation Plan with a matching contribution of an additional 25% of stock units. The values of matching deferred stock units at the time of grant to the Named Executive Officers are shown in footnote (2) to the Summary Compensation Table.

Stock ownership is a fundamental principle underlying the philosophy and structure of the Company's compensation programs for all employees. Ownership ensures alignment with the interests of shareholders and reinforces the Company's mission of people working together as one global company for aerospace leadership. The Company's approach to executive compensation is designed to focus employee attention on, and reward, continuously growing shareholder value.

Boeing executive compensation programs are designed to provide awards based on Company, operating group and individual performance. To the extent consistent with this performance-based approach and the Company's ability to provide competitive compensation, the Committee's policy is generally to provide executive compensation that is fully deductible by the Company for income tax purposes. However, Performance Shares awarded to the Named Executive Officers do not qualify as performance-based compensation that is fully deductible by the Company under Section 162(m) of the Code.

                                          John H. Biggs, Chairman
                                          Kenneth M. Duberstein
                                          John B. Fery
                                          William J. Perry
                                          Rozanne L. Ridgway

                               PERFORMANCE GRAPH

The following graph shows changes in the value of $100 invested at year-end 1994 in (a) Boeing stock, (b) the S&P 500 Stock Index, and (c) the S&P Aerospace Index. The investment values are based on share price appreciation plus dividends paid in cash, assuming that dividends were reinvested on the date on which they were paid.

The stock price performance shown in the graph is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     BOEING  S&P 500  S&P AEROSPACE
94      100      100            100
95      170      138            165
96      233      169            213
97      217      225            221
98      146      289            204
99      189      351            199

                                   PROPOSAL 2
                            APPROVAL OF AMENDMENT OF
                         THE 1997 INCENTIVE STOCK PLAN

The Board of Directors, subject to approval of the Company's shareholders, has adopted an amendment to The Boeing Company 1997 Incentive Stock Plan (the "Plan") to increase the number of shares that may be issued under the Plan. Currently, the Plan authorizes 30 million shares of Boeing stock for issuance as Performance Shares, restricted stock, stock options and stock appreciation rights. The amendment would increase this by 31 million, to 61 million shares. As of March 2, 2000, approximately 7,452,000 shares of Boeing stock were available for grant under the Plan.

Since its adoption in 1997, the Plan has been used primarily for the Company's Performance Share program. The Performance Share program is designed to tie executive rewards more directly to the increase of shareholder value by requiring a minimum compound average annual increase in share price of 10% within a five-year period before any awards can be paid. As shown in the table on page 22 headed "Long-Term Incentive Plans--Awards in 1999," the threshold, target and maximum hurdles for the 1999 Performance Share awards are stock prices of $58.38 (10% compound average annual growth), $69.80 (14% compound average annual growth), and $72.91 (15% compound average annual growth), respectively.

The Plan may also be used for the grant of stock options and restricted stock units for purposes of retaining or recruiting key executives or rewarding individual performance, and in connection with the assumption or substitution of awards held by employees of acquired companies.

The Board believes that the adoption of the amendment to the Plan would, among other things, enhance the long-term shareholder value of the Company by offering opportunities to the Company's employees, officers, consultants, agents, and advisors to acquire a proprietary interest in the Company and to link their interests and efforts to the long-term interests of the Company's shareholders. The Board believes that existing Performance Share and other grants under the Plan have contributed substantially to the successful achievement of these objectives.

Set forth below is a summary of certain important features of the amended Plan, which summary is qualified in its entirety by reference to the full text of the Plan, as amended, which is published in the proxy statement as Appendix A. The proposed amendment is shown in italics in Appendix A.

DESCRIPTION OF THE PLAN

The Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors, whose members are all non-employee directors of the Company. The Plan allows the Committee to make awards of Performance Shares, restricted stock, stock options, and stock appreciation rights to employees, officers, consultants, agents, advisors and independent contractors of the Company or of entities directly or indirectly controlled by the Company or in which the Company has a significant equity interest. As of March 2, 2000, approximately 112,500 persons were eligible to participate in the Plan. The types of awards are more fully described below. The Committee may delegate its authority to a committee of one or more senior executive officers who are also members of the Board, except that it cannot delegate decisions regarding grants or awards to employees subject to Section 16 of the Securities Exchange Act of 1934, as amended.

An aggregate of 61 million shares of Boeing common stock is authorized for issuance under the Plan. No more than 6 million shares are authorized for grant as restricted stock awards that are not subject to restrictions based on the achievement of specified performance goals, and no more than 3 million shares may be granted as restricted stock that is subject to restrictions based on continuous employment for less than three years (except when employment is terminated because the employee dies, retires, is laid off, or becomes disabled). In any one calendar year, no individual may receive awards under the Plan representing more than 1.2 million shares. The Board, in its sole discretion, may increase the aggregate number of shares available under the Plan by an additional 3 million shares if Boeing acquires another company and either
(a) assumes its outstanding stock option or stock grant commitments or
(b) makes grants in connection with the acquisition. The aggregate numbers of shares available for awards and the price of stock options and number of shares under outstanding awards will be adjusted in the event of changes in capitalization, including a stock dividend, stock split, or recapitalization.

PERFORMANCE SHARE AND RESTRICTED STOCK AWARDS. The Committee may grant awards in Boeing common stock or denominated in units of common stock. An award may be contingent on continued service or the attainment of certain performance goals related to profits, profit growth, profit-related return ratios, cash flow, or shareholder returns, with such goals stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time. The Committee may decide to include dividends or dividend equivalents as part of an award and may accrue dividends, with or without interest, until the award is paid.

STOCK OPTIONS. The Committee may grant either incentive stock options, which comply with Section 422 of the Code, or nonqualified stock options. The Committee will set option exercise prices and terms. Regardless of option type, however, the exercise price of an option may not be less than 100% of the Fair Market Value (for these purposes, the mean of the high and low per share trading prices for Boeing common stock as reported in THE WALL STREET JOURNAL or such other source as the Committee deems reliable) on the date of grant. The Fair Market Value on March 2, 2000, was $36.2813. Options do not vest unless the recipient remains employed for at least 12 months after grant. The term of an incentive stock option may not be more than ten years.

STOCK APPRECIATION RIGHTS ("SARS"). The Committee may grant SARs to employees as a right in tandem with the number of shares underlying stock options granted to such employees under the Plan or on a stand-alone basis with respect to a number of shares for which a stock option has not been granted. SARs are the right to receive payment per share of the SAR exercised in stock or in cash equal to the excess of the share's Fair Market Value on the date of exercise over its Fair Market Value on the date the SAR was granted. An SAR may not be exercised unless the recipient remains an employee for at least 12 months from the date of grant. Exercise of an SAR issued in tandem with stock options will result in the reduction of the number of shares underlying the related stock option to the extent of the SAR exercise. The Committee may establish a maximum appreciation value for any SAR.

Performance Share, restricted stock, stock option, and SAR awards are not transferable or assignable. Payments under the Plan may be deferred to a future date or dates (accruing interest) subject to certain terms and conditions. The Company may deduct sufficient sums to pay withholding required for federal, state, and local taxes and to pay amounts due to the Company from the recipient of an award made under the Plan. The Plan may be amended by the Board of Directors or the Committee, except that shareholder approval is required for any amendment that would increase the number of shares authorized for issuance under the Plan or if such approval is required by Section 422 or 162(m) of the Code. The Plan became effective as of May 1, 1997 and will terminate on April 30, 2007, unless sooner terminated by the Board.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN: The Company has been advised by counsel that the material federal income tax consequences to the Company and its employees of the grant and exercise of options and SARs under existing and applicable provisions of the Code and regulations will generally be as follows:

NONQUALIFIED OPTIONS AND SARS: A recipient will not have any income at the time a nonqualified option or SAR is granted nor will the Company be entitled to a deduction at that time. When a nonqualified option is exercised, the optionee will have ordinary income (whether the option price is paid in cash or by surrender of already owned Boeing common stock), in an amount equal to the excess of the Fair Market Value of the shares to which the option exercise pertains over the option price. When an SAR is exercised, the recipient will recognize ordinary income equal to the sum of (a) the gross cash proceeds payable and (b) the Fair Market Value on the exercise date of any shares received. The Company will be entitled to a tax deduction with respect to a nonqualified option or SAR at the same time and in the same amount as the recipient, assuming that the deduction is not disallowed by Section 162(m) of the Code (which limits the Company's deduction in any one year for certain remuneration paid to certain executives in excess of $1 million) or otherwise limited under the Code.

INCENTIVE STOCK OPTIONS ("ISOS"): An optionee will not have any income at the time an ISO is granted. Furthermore, an optionee will not have regular taxable income at the time the ISO is exercised. However, the excess of the Fair Market Value of the shares at the time of exercise over the exercise price will be a preference item that could create an alternative minimum tax liability. If an optionee disposes of the shares acquired on exercise of an ISO after the later of two years after the grant of the ISO and one year after exercise of the ISO, the gain (i.e., the excess of the proceeds received over the option price), if any, will be long-term capital gain eligible for favorable tax rates under the Code. If the optionee disposes of the shares within two years of the grant of the ISO or within one year of exercise of the ISO, the disposition is normally a "disqualifying disposition," and the optionee will recognize ordinary income in the year of the disqualifying disposition equal to the excess of the amount received for the shares (or, in the case of a gift, the Fair Market Value of the shares at the time the ISO is exercised) over the option price. The balance of the gain or loss, if any, will be long-term or short-term capital gain depending on whether the shares were held for the short-or long-term capital gains holding periods.

The Company is not entitled to a deduction as the result of the grant or exercise of an ISO. If the optionee has ordinary income taxable as compensation as a result of a disqualifying disposition, the Company will be entitled to a deduction at the same time and in the same amount as the optionee, assuming that the deduction is not disallowed by Section 162(m) of the Code.

Approval of the amendment to the Plan will require the affirmative vote of a majority of the outstanding shares of stock present in person or by proxy and entitled to vote at the Annual Meeting.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                             A VOTE FOR PROPOSAL 2.

                                   PROPOSAL 3
                              SHAREHOLDER PROPOSAL
                         ON FOREIGN MILITARY CONTRACTS

Several shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

SHAREHOLDER RESOLUTION

    "RESOLVED: Shareholders request the Company to disclose all significant promises (including technology transfers), made to foreign governments or foreign firms in connection with foreign military sales, intended to offset their US dollar cost of weapons purchased by foreign nations."

PROPONENTS' SUPPORTING STATEMENT

"What are Offsets?

"Offsets are agreements by U.S. weapons manufacturers and the U.S. government to direct some benefits--usually jobs or technology--back to the purchasing country as a condition of sale. The value of offsets sometimes exceeds the weapons' cost.

"Direct offsets transfer purchasing dollars and/or work and military technology (often through licensing or joint production) to the recipient country to produce a U.S. weapon system, its components, or sub-components.

"Indirect offsets may involve investments in the purchasing country, counter-trade agreements to market foreign goods, or transfers of commercial technology.

"U.S. taxpayers finance offsets by (1) paying for the research and development of weapons and (2) providing grants, loans and loan guarantees for the sale. Offsets also lead to the loss of U.S. jobs.

"Are Offset Agreements Proprietary?

"The U.S. arms industry guards information on offsets closely, claiming 'proprietary privilege'. However, purchasing countries often disclose such information for their own political purposes, e.g., to convince their citizens that they are gaining some tangible benefits from the millions or billions of dollars they are spending on arms.

"The proponents believe that insofar as U.S. arms manufacturers (1) engage in foreign policy by negotiating private offset agreements with foreign governments, and (2) export domestic jobs while claiming that foreign military sales create jobs, they forfeit their proprietary claims to this information. Sound public policy demands transparency and public debate on these matters.

"Offset Examples

"Last year, Boeing Company offered lucrative production-sharing contracts with Israeli military manufacturers, in connection with the company's bidding on a contract with Israel. The NY TIMES reported that Boeing promised Israel $500 million in production-sharing business in Israel, and then raised the amount to $1 billion in local investments.

"Between 1993 and 1996 U.S. defense companies entered into new offset agreements valued at $15.1 billion in support of $29.1 billion worth of defense contracts. (Executive summary, Commerce Department, Bureau of Export Administration report, 'Offsets in Defense Trade 1998'). It seems that every dollar a U.S. company received from an arms sale associated with offsets returned 52 cents in offsets to the purchasing country.

"The $1.8 billion sale of F/A-18 fighters to Spain in 1982 included
$1.5 billion in offsets such as agreements to market Spanish-made steel coils, chemicals, sunflower seed oil, sailboats, paper products, zinc and marble in the United States.

"The $2.3 billion sale of F/A-18 fighters to Canada in 1982 included offsets that could total 150 percent of the contract value, according to the OMB.

"Arms Exports Don't Create Jobs

"The faith-based proponents submit this resolution for Board consideration because arms exports do not create jobs. Current weapons proliferation and the export of jobs and technology through offsets raise profound moral and ethical, as well as fiscal, questions that shareholders should address."

BOARD OF DIRECTORS' RESPONSE

Boeing is a global company conducting business in the international marketplace. A portion of the Company's international business consists of the sale of military equipment. These sales of military equipment and services are made only in strict compliance with U.S. government regulations that control where products may be sold overseas and what products may be exported. The Department of Defense identifies countries whose policies are determined to be hostile to American values and prohibits military sales in those countries. Government regulations also impose strict licensing controls on the export of equipment and technology to protect the long-term economic and national security interests of the United States. Boeing complies with all these U.S. government restrictions and regulations.

Contractual agreements for offset transactions, such as technology licensing, production sharing or co-marketing, are commonplace in international sales for both commercial and military products. TO THE EXTENT THE COMPANY ENGAGES IN SUCH TRANSACTIONS, IT DOES SO ONLY IN COMPLIANCE WITH U.S. GOVERNMENT REGULATIONS AND AS NEGOTIATED WITH THE CUSTOMER. FAILURE TO ENTER INTO SUCH ARRANGEMENTS COULD RESULT IN THE LOSS OF CUSTOMERS, AND COULD TRANSLATE INTO LOST JOBS AND DIMINISHED SHAREHOLDER VALUE. The Company believes that robust and bilateral trading leads to job creation at both ends of international transactions and is beneficial to international economic stability and growth.

Under U.S. government regulations, the Company is required to report extensive information regarding export of military products to the Department of State, including specific information with respect to offset transactions. This government regulation is evidenced by the Defense Offsets Disclosure Act of 1999, which requires a description of any offset agreements with respect to foreign military sales or direct commercial sales and establishes a National Commission of government and private sector individuals to review the use of offsets in the defense trade. The comprehensive commission report will review the collateral impact of offsets on industry sectors other than those of the contractor, the role of offsets with respect to competitiveness, and the impact on national security of the use of co-production, subcontracting and technology transfers.

The Company understands that some shareholders may wish to know details of the Company's military sales contracts with respect to offset transactions. However, much of the information requested is competitively sensitive. In addition, many offset arrangements are subject to confidentiality agreements with the customer. United States law recognizes this fact and affords confidential treatment to information that is reported to the government regarding offset transactions. Publication of such information would put Boeing at a disadvantage in its business, may breach contractual arrangements and would not be in the best interest of the Company or the majority of its shareholders.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE AGAINST PROPOSAL 3.

                                   PROPOSAL 4
                              SHAREHOLDER PROPOSAL
                       ON LINKING EXECUTIVE COMPENSATION
                             TO SOCIAL PERFORMANCE

Several shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

SHAREHOLDER RESOLUTION

    "RESOLVED: Shareholders request the Board to institute a special Executive Compensation Review to find ways to link compensation of its key executives not only with fiscal performance but to social corporate performance as well. This shall include, but not be limited to, the company's efforts to promote basic human rights domestically and internationally within its operations. It shall also include a comparison of the compensation packages for company officers with the lowest paid company employees in the U.S. and around the world. This review's results shall be made available to requesting shareholders by September 1, 2001."

PROPONENTS' SUPPORTING STATEMENT

"WHEREAS: Increases in executive compensation outpace employee wage increases. Base pay of CEOs accelerated 6.1% in 1998, while overall U.S. wages and benefits climbed 3.5%.

    - "According to The Wall Street Journal's annual Executive Pay survey (Apr. 8, 1999) 'the really big payoff has come from their blizzard of option exercises'. It showed that 160 corporate leaders representing 350 U.S. businesses exercised stock options in 1998 for a median gain of $2,770,185, up from $1,868,268 in 1997. Our CEO, Philip M. Condit, while not taking a bonus in 1998 due to poor performance, had a total of realized option gains of $1,835,000 and unrealized option gains of $2,633,100, at a time when total Boeing shareholder return for 1998 declined sharply from the prior year.

    - "Corporate executives themselves believe CEO pay is too high. When corporate executives nationwide were asked in 1997 'How would you assess compensation of top officers of large U.S. corporations?', 47% responded 'too much'. (BUSINESS WEEK, May 12, 1997).

    - "While the company's performance recently witnessed a turnaround, its previous two years' performance sent the stock sliding. This took place during a time when our company was challenged about social issues domestically and internationally. Domestically the U.S. Labor Department filed three complaints against Boeing in July, 1999 regarding alleged racial discrimination in its operations in Seattle, Mesa and Wichita. Meanwhile the company refused to support shareholder resolutions in 1998 and 1999 calling for adherence to basic human rights AT ITS OWN OPERATIONS IN CHINA. In its February 25, 2000 Annual Report on Human Rights, the U.S. State Department criticized China for a 'marked deterioration in human rights.' According to the New York Times (Feb. 1, 2000), Beijing has stepped up its intimidation against Catholic clergy loyal to the Pope and has destroyed church buildings.

    - "Shareholders need to be vigilant and challenge executive pay packages that reward poor social or financial corporate performance, asking themselves: if top officers' pay for a given year should be reduced if the company were to suffer from poor corporate citizenship that harms our corporate image, such as costly fines, protracted labor tensions, poor image related to lobbying on behalf of corrupt governments, or significant loss of market share to Airbus.

    - "IBM has reported to shareholders how it incorporates social issues into its compensation philosophy. We believe this reflects an understanding of the need to balance social criteria with fiscal concerns."

BOARD OF DIRECTORS' RESPONSE

The Compensation Committee of the Board of Directors, which consists of five non-employee directors, oversees all the Company's executive compensation programs. As explained in the Committee's report beginning on page 28, the goals of the Company's integrated executive compensation programs are to attract, retain and motivate a highly competent executive team, align executive compensation with shareholder interests, link pay to Company, group and individual performance, and achieve a balance between incentives for short-term and long-term performance.

The Company recognizes that, in addition to delivering solid, sustained financial performance, it must generally be a socially responsible corporate citizen, both domestically and in other countries where it operates throughout the world. In fact, specific performance criteria for the president of each operating group address how the group is performing with respect to diversity.

The Company is also committed to promoting the rule of law and showing respect for employees and their rights of association and assembly wherever we operate in the world. The Company is not insensitive to issues of individual rights and environmental degradation in other countries where the Company does business.

The Board agrees that executive compensation must be closely scrutinized; this is the function performed by the Compensation Committee. The Board believes, therefore, that the time, effort and expense necessary to complete the special review and produce the report requested is not justified.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE AGAINST PROPOSAL 4.

                                   PROPOSAL 5
                              SHAREHOLDER PROPOSAL
                              ON CUMULATIVE VOTING

Several shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

However, approval of this proposal would not itself establish cumulative voting. If approved, the proposal would serve as a recommendation to the Board. The Board would still be required to consider whether a change in the present system of voting is in the best interests of the Company. Adopting cumulative voting would require amendment of the Company's Certificate of Incorporation. The affirmative vote of at least 75% of the outstanding shares would be required for approval of a shareholder amendment to provide for cumulative voting for directors.

SHAREHOLDER RESOLUTION

    "RESOLVED: REINSTATE CUMULATIVE VOTING. The shareholders of Boeing request the Board of Directors take the necessary steps to adopt a policy of cumulative voting. Cumulative voting means each stockholder may cast votes for director candidates equal to the number of shares owned, multiplied by the number of directors to be elected. Thus shareholders may cast all their votes for a single candidate or split votes between multiple candidates."

PROPONENTS' SUPPORTING STATEMENT

"Why reinstate Cumulative Voting for the election of Boeing Directors?

    - Cumulative Voting will contribute to a more diverse board of directors and encourage the election of independent Directors with expertise in Boeing's highly-technical business of jetliners, defense and space-science.

    - Cumulative Voting was required by Boeing's corporate By-laws as recently as 1986.

    - Cumulative voting guarantees that any shareholder with a significant stake is assured a voice on the board.

    - It also encourages management to maximize share value by making it easier for a would-be acquirer to gain board representation.

    - Cumulative voting allows a significant group of stockholders to elect a Director or Directors of its choice--bringing independent perspectives to board decisions.

"What issues highlight the need to maximizing [sic] Boeing's share value through improved corporate governance practices such as Cumulative voting?

    "Boeing's dismal earnings in 1998 led 63 of the U.S. top-rated mutual funds to shed their stock in the 4(th) quarter of 1998.
        AVIATION WEEK, March 1, 1999

    "Boeing buys back old Boeing 757s from British Airways to facilitate an order for new Boeing 717s. Boeing loses 717 order to Airbus days later.
        PRESS-TELEGRAM, October 2, 1999 and October 12, 1999

    "The Federal Aviation Administration is considering issuing an airworthiness directive ordering inspection of and possible replacement of generators on Boeing 777s.
        USA TODAY, Nov. 3, 1999

    "(2-engine 777 reliability is critical as it is in direct competition with the 4-engine A340 on long over-water flights)

"If a company's performance reverses significantly, it is time for the shareholders to send a message to the Board, reminding them that they have to hold management--and the Board themselves--to a higher standard.

                          "VOTE YES ON PROPOSAL 5 TO:
                          REINSTATE CUMULATIVE VOTING"

BOARD OF DIRECTORS' RESPONSE

The Company believes that cumulative voting would undermine effective functioning of the Board of Directors, by introducing factionalism and discord within the Board. Each Board member has a duty to represent all shareholders. Each director should be accountable to all Company shareholders, without any loyalty to a particular group. From this perspective, cumulative voting is undesirable, since a director elected by cumulated votes may be principally concerned about representing and acting in the narrow interests of the group of shareholders responsible for his or her election, rather than in the interests of all shareholders. We do not believe that a narrow constituency of shareholders should have an advantage over the interests of the Company's shareholders as a whole.

In 1986, 80% of the shareholders who voted at the Company's annual meeting voted to amend the Company's Certificate of Incorporation to eliminate cumulative voting, as permitted under Delaware law. The Company's action was consistent with a general trend away from cumulative voting for public companies. For example, in 1989, the State of California, considered among the most protective of shareholder interests, amended its laws to permit the repeal of cumulative voting. In supporting the change, the Committee on Corporations of the Business Law Section of the State Bar of California argued:

    While a healthy diversity of opinion and experience, as represented by independent directors, is desirable, factionalism is not appropriate in the board's essential executive function. The principal objective of a business enterprise should be profit and gain for its shareholders, not political accommodation of competing interests. Practical experience has shown that effective management of a corporation requires candor and consensus in the Boardroom, [not] rancor and contention.

The Company believes that the present method of voting has served the Company and all of its shareholders well and will continue to work as successfully in the future as it has in the past. Ten of the Company's 12 directors are independent, non-employee directors. All are nominated by the Company's Governance and Nominating Committee, which consists entirely of independent directors. This guarantees the continued independence of the Board in representing all shareholders.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE AGAINST PROPOSAL 5.

                                   PROPOSAL 6
                              SHAREHOLDER PROPOSAL
                        ON AN INDEPENDENT LEAD DIRECTOR

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

SHAREHOLDER RESOLUTION

    "RESOLVED: INDEPENDENT LEAD DIRECTOR, Boeing shareholders request the Board of Directors take all necessary steps to adopt a policy of requiring an independent outside Lead Director when the office of Chair and CEO are held by the same person."

PROPONENT'S SUPPORTING STATEMENT

"An independent outside Lead Director will enable independent oversight of management to improve Boeing performance after these reports:

    - 'Boeing has become the gang that can't shoot straight,' said Scott Hamilton, editor of COMMERCIAL AVIATION REPORT. 'Every time they solve a problem, another crops up.'
         USA TODAY, Nov. 3, 1999

    - 'Clearly, there are ongoing managerial issues at Boeing,' said Barbara Brooks of Strategy Group, a corporate strategy consultant. 'Is management too insular?' Something endemic is happening.
         USA TODAY, Nov. 3, 1999

    - There are recent stories on massive production problems and management confusion at Boeing--a corporate unraveling which, as FORTUNE wrote early this year, has been a 'truly ugly story.'
         WASHINGTON POST, Nov. 3, 1999

    - Boeing does not have a proactive board--industry analyst Paul Nisbet. AVIATION WEEK, Sept. 7, 1998

"A lead director is in the best interest of shareholders. A lead director helps establish a formal structure to promote an active role by independent directors--Investor Responsibility Research Center.

"CalPERS, a $100 billion fund and leader in developing and advocating effective corporate governance principles, said independence is the foundation of accountability. To instill independent leadership CalPERS recommends that: When one person is both Chair and CEO (like Boeing), the board names an independent outside director.

"An independent lead director will increase the likelihood that a company's independent directors will actively monitor and evaluate the performance of the CEO and are not beholden to the CEO. This would enhance the ability of a company's board of directors to make mid-course corrections rather than wait until the company is in a crisis to act.

"The Code of Best Practice from the Cadbury Report said that if the roles of Chair and CEO are combined then there must be a strong and independent element on the board with a recognized senior member.

"Many boardrooms today have one independent director who is recognized by management and the independent directors as a strong leader. Publicly identifying a person as the leader of the independent directors will further the goal of providing greater accountability for the company's performance.

"Adopt as policy an INDEPENDENT LEAD DIRECTOR when the offices of Chair and CEO are held by the same person to ensure that Boeing will react to business trends in a timely manner. Vote yes for an:

                      "INDEPENDENT LEAD DIRECTOR YES ON 6"

BOARD OF DIRECTORS' RESPONSE

The Board of Directors does not believe that establishment of the position of "independent lead director" would enhance either the Board's independence or its effectiveness. The Company has a long history of independent leadership by its Board of Directors. For the past 27 years, a majority of the Board has been composed of independent directors who have never been employees of the Company. During the last 21 years, when the size of the Board has ranged from 11 to 14 directors, there have never been more than four current or former employees of the Company serving on the Board at the same time. Currently, 10 of the Company's 12 directors are independent of the Company. Each of those members is a nationally renowned current or former member of government, academia or business. No directors who are employees serve on any of the Board's four standing committees. Each of the Company's independent directors brings to bear substantial leadership experience in areas relevant to the Company's business, including service on other boards of directors. In effect, the Board has consistently been composed of "independent lead directors".

The Board of Directors believes that it has the necessary power and authority to request and obtain information from management and to retain outside consultants where appropriate. Each committee of the Board develops its own charter. As more specifically discussed in the Compensation Committee Report on Executive Compensation, the independent Compensation Committee of the Board, with input from the entire Board, plays an active role in evaluating the performance not only of the Company's Chief Executive Officer but of all the Company's executive officers. The outside directors of the Board meet in executive session at least twice a year. The Board annually reviews the operating plan and long-range strategic issues. These activities demonstrate Board leadership and independence.

The Board of Directors believes that its current composition and structure provide appropriate oversight of management and that each non-employee director provides valuable insight and advice. The Board does not believe that any significant purpose is served by the imposition of a strict rule creating the role of an independent lead director, potentially at odds with the role of the Chairman of the Board. The Board therefore believes that the creation of the position of Independent Lead Director does not serve the interests of the Company's shareholders and that the leadership of the Board, in light of its continuing independence from the Company's management, is best determined by the Board.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE AGAINST PROPOSAL 6.

                                   PROPOSAL 7

                              SHAREHOLDER PROPOSAL
                     ON ANNUAL ELECTION OF THE ENTIRE BOARD

A shareholder has advised the Company that it intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting. However, approval of this proposal would not itself repeal the Board classification provisions found in the Company's By-Laws. If approved, the proposal would serve as a recommendation to the Board. The Board would still be required to consider whether a change in the present system of electing directors is in the best interests of the Company. Eliminating the classified Board would require amendment of the Company's By-Laws. Under the Company's By-Laws, the affirmative vote of at least 75% of the outstanding shares would be required for approval of a shareholder amendment to eliminate the classified Board.

SHAREHOLDER RESOLUTION

    "RESOLVED: ADOPT PROPOSAL THAT WON 51% OF THE YES-NO SHAREHOLDER VOTES CAST AND 49.9% OF VOTES CAST INCLUDING ABSTENTIONS IN 1999: ANNUAL ELECTION OF ALL DIRECTORS. Boeing shareholders request the Board of Directors take all necessary steps to adopt annual election of all directors as corporate policy.

    "This includes the requirement that a majority vote of outstanding shares, voting on a single resolution, is required to change this resolution once enacted. This resolution will not affect the unexpired terms of current directors."

PROPONENT'S SUPPORTING STATEMENT

"It is intuitive that, directors accountable through annual election, perform better. The current piecemeal director election gives directors 3-years of isolation from the consequences of poor performance.

"Directors need greater accountability. After pulling out of a $4 billion corporate nose-dive in 1998, new orders are now trailing Airbus by a 2-to-1 margin. The quality and performance of these major Boeing programs is questioned:

    - 747, 757, 767 and 777 jetliners

    - F/A-18 Super Hornet

    - Delta III launch vehicle

    - Apache attack helicopter

    - Chinook 44-seat helicopter

"Meanwhile management at the highest level of the company has stepped backwards. The key Board of Directors Compensation and Nominating committees have 5 identical directors--with these independence conflicts:

    - Mr. Biggs is an interlocking director with Mr. McDonnell at Ralston
      Purina.

    - Mr. Perry is a director for United Technologies, a major Boeing supplier.

    - Mr. Pigott has held his board seat for 28 years.

"SHAREHOLDERS NEED THE RIGHT TO VOTE ANNUALLY ON SPECIFIC CONFLICTS OF INTEREST AND MINIMAL COMMITMENT ON THE BOEING BOARD IN THE PROPONENT'S OPINION:

    - 3 directors own minimum stock in the proponent's opinion.

    - 5 Boeing directors sit on the same outside boards as other Boeing directors.

    - Mr. Pigott is entrenched with a 28-year term.

    - Mr. Perry is a director for United Technologies, a major supplier of engines for Boeing jetliners.

"WHAT NEWS REPORTS HIGHLIGHT CHALLENGES FOR BOEING DIRECTORS?

"Boeing was forced to temporarily halt delivery of four commercial jet models for several days because a cockpit part to protect electronics from condensation was made improperly and could burn too easily.
    ASSOCIATED PRESS, November 4, 1999

"Boeing gets stinging report on F/A-18 Super Hornet. Company has $8 billion contract at risk. The General Accounting Office cites 84 problems with the fighter-bomber and recommends to defer funds. Deficiencies include ability to accelerate, turn, climb and roll.
    LOS ANGELES TIMES, June 17, 1999

"The first 2 Delta III failures cost Boeing more than $100 million and set back its Delta III program by more than 2 years.
    ASSOCIATED PRESS, Nov. 18, 1999

"Many Boeing 'Apache' attack helicopters stay grounded. Half of the fleet of 743 Apaches could take months to repair, the Pentagon said.
    REUTERS, Nov. 9, 1999

"The discovery of a crack in a RAF [Royal Air Force] helicopter's system led to hundreds of Chinooks grounded across the world, including the U.S. Army's 466-strong fleet.
    GUARDIAN, Aug. 11, 1999

"The best boards continue to raise the bar, convinced that a stronger board can only help improve competitiveness--BUSINESS WEEK Dec. 8, 1997. Vote yes for:

                       "ANNUAL ELECTION OF ALL DIRECTORS
                                   YES ON 7"

BOARD OF DIRECTORS' RESPONSE

The Board of Directors has evaluated the changes suggested by the proposal on several occasions throughout the year. This evaluation has included guidance from outside advisors, including a consultant on corporate governance issues. The Board of Directors still believes that its classified Board structure, which has been in place since it was approved by the shareholders in 1986, continues to be in the best interests of the Company and its shareholders.

Under the Company's By-Laws, the Board of Directors is divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year, and the entire Board can be replaced in the course of three annual meetings, all held within approximately two years. An active, professional board benefits in many ways from classifying its directors. Most notable among these benefits are increased stability, improved long-term planning and enhanced independence.

The three-year staggered terms are designed to provide stability and ensure that a majority of the Company's directors at any given time have prior experience as directors of the Company. This ensures that the Board has solid knowledge of the Company's complex business and products, as well as its product strategy. Directors who have experience with the Company and knowledge about its business are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and its shareholders. The Board observes that numerous well-respected U.S. corporations and institutional investors have classified boards.

The Board believes that electing directors to staggered three-year terms enhances long-term strategic planning. We believe that the Board continuity made possible by the classified Board structure is essential to the proper oversight of a company like Boeing that has high-technology products and programs that require major investments to be made over long periods of time. A classified board is appropriate for Boeing and ensures responsible, knowledgeable representation of the long-term interests of Boeing and its shareholders. The annual election of only one-third of the Board also helps to prevent abrupt changes in corporate policies, based on misplaced short-term objectives, that might result if the entire Board could be replaced in one year.

We believe that electing directors to three-year, as opposed to one-year, terms also enhances the independence of non-management directors by providing them with a longer assured term of office. The existence of three-year terms for directors also assists the Company in attracting director candidates who are willing to make a longer-term commitment to the Company.

The Board also believes that a classified Board structure enhances the Board's ability to negotiate the best results for shareholders in a takeover situation. One benefit of having a classified board is that it encourages a person seeking to obtain control of the Company to negotiate with the Board. As at least two annual shareholders meetings generally will be required to effect a change in control of the Board, the classified structure gives the incumbent directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of maximizing shareholder value for all shareholders. It is important to note, however, that although the classified Board is intended to cause a person seeking to obtain control of the Company to negotiate with the Board, the existence of a classified board will not, in fact, prevent a person from accomplishing a hostile acquisition.

THE BOARD BELIEVES THAT THE BENEFITS OF THE CURRENT CLASSIFIED BOARD STRUCTURE DO NOT COME AT THE COST OF DIRECTORS' ACCOUNTABILITY TO SHAREHOLDERS. WE BELIEVE THAT DIRECTORS ELECTED TO THREE-YEAR TERMS ARE JUST AS ACCOUNTABLE TO SHAREHOLDERS AS DIRECTORS ELECTED ANNUALLY, SINCE ALL DIRECTORS ARE REQUIRED TO UPHOLD THEIR FIDUCIARY DUTIES TO THE COMPANY AND ITS SHAREHOLDERS, REGARDLESS OF THE LENGTH OF THEIR TERM OF OFFICE. The annual election of one-third of the directors provides shareholders with an effective means to effect change and communicate their views on the performance of the Company and its directors.

The Proponent's Supporting Statement references many matters that the Board does not believe relate to a classified Board, such as the tenure of directors, directors' positions on other boards, and director stock ownership. Approval of the proposal would have no impact on any of these issues.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE AGAINST PROPOSAL 7.

                                   PROPOSAL 8

                              SHAREHOLDER PROPOSAL
                        TO PAY DIRECTORS SOLELY IN STOCK

A shareholder has advised the Company that it intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

SHAREHOLDER RESOLUTION

    "RESOLVED: PAY NON-EMPLOYEE DIRECTORS SOLELY WITH COMPANY STOCK AND TIE THEIR PAY TO PERFORMANCE. Boeing shareholders request the Board of Directors to revise the Company's Compensation of Directors program by adopting a policy of paying annual Board retainer and meeting fees for non-employee directors based solely on the value of Company shares and how well Boeing performs compared with its peers.

    - The revised program shall award Deferred Stock Units in lieu of cash. The annual retainer amount will be $35,000 (maximum) for Board work.

    - The issuance of Deferred Stock Units shall replace the current annual retainer fees, daily meeting fees and Deferred Compensation Plan.

    - A bonus of Deferred Stock Units worth $10,000 (maximum) may be awarded at the annual meeting, on a pro-rated basis, only if the increase in the Company's earnings per share (EPS) places the Company between the 60(th) and 80(th) percentiles in this category compared with all of the other companies that comprise the S&P Aerospace Index.

    - An additional pro-rated bonus equal to $15,000 (maximum) may be awarded if the increase in Boeing's EPS places it at or above the 80(th) percentile.

    - At their first annual meeting, non-employee directors may receive an initial option to purchase 3,000 (maximum) shares of common stock. At each subsequent meeting, the director may receive an option to purchase an additional 2,400 (maximum) shares only if Boeing's EPS over the prior year places it at or above the 50(th) percentile."

PROPONENT'S SUPPORTING STATEMENT

"Boeing is the largest aerospace company in the world. An enormous amount of prestige goes along with sitting on the Company's Board of Directors. Boeing will never experience a shortage of qualified applications from business leaders who wish to serve as Directors.

"This initiative authorizes the Board to reduce their annual compensation by 3%. However, directors will be wholly compensated with shares of stock. In effect, the revised plan will challenge the Board to work effectively to ensure that Boeing's value keeps pace with inflation. Additionally, directors can earn bonuses if the company performs well compared with its peers.

"In last year's ANNUAL REPORT, the Board promised to review all its programs with the overriding goal of achieving 'a level of profitability that will put us up among the leaders in industry in annual returns to shareholders.'

"There are 14 aerospace companies in the Fortune 500. Among them, Boeing ranked 1 in terms of revenue but fell to 3(rd) in gross profits. In profits as a percentage of shareholder equity, assets and revenues, it ranked at the bottom in the 12(th), 13(th), and 14(th) positions, respectively. In annual returns to shareholders it ranked 13(th), only one spot removed from dead last.

"Our directors undoubtedly have the courage to stand behind their convictions. Committing themselves to a compensation program based solely on stock ownership and performance is a demonstration of that courage. It is a forceful message to shareholders that the Board stands confidently ready to defend its goals and to share in the fruits of having achieved them."

BOARD OF DIRECTORS' RESPONSE

The aerospace industry is complex and highly competitive. To remain a world leader in this business, Boeing must be able to attract and retain non-employee directors of the highest caliber, who bring a diversity of talents and experience to their Board service. In order to do this successfully, the Company must offer a fair, competitive and flexible non-employee director compensation program. (Directors who are employees of the Company do not receive any compensation for their service as directors.) The Board believes that the compensation program suggested by the proposal is unduly restrictive when applied to large complex businesses such as the Company's and could deprive the Board and the Company of the best director candidates. Limiting compensation as proposed would restrict the persons who would be able to serve as directors to those who had independent cash incomes from other sources. The proposal also places undue emphasis on short-term gains rather than the enhancement of the Company's long-term goals. In fact, the proposal is unnecessary. IN 1998 AND 1999, DIRECTORS DEFERRED AN AVERAGE OF 64% OF THE COMPENSATION THEY COULD HAVE RECEIVED IN CASH INTO STOCK UNITS. AS SHOWN IN THE STOCK OWNERSHIP TABLE ON
PAGE 17, THESE DEFERRALS HAVE RESULTED IN THE BOARD MEMBERS AMASSING SIGNIFICANT ECONOMIC INTEREST IN THE COMPANY. IN ADDITION, UNDER THE COMPANY'S SHAREHOLDER-APPROVED 1992 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, EACH DIRECTOR RECEIVES AN INITIAL OPTION FOR 3,000 SHARES AND AN ADDITIONAL OPTION FOR 2,400 SHARES EACH YEAR.

THE BOARD BELIEVES THAT THE CURRENT COMPENSATION PROGRAM IS FAIR AND APPROPRIATE IN LIGHT OF THE OBLIGATIONS AND RESPONSIBILITIES OF A TOP TEN FORTUNE 500 COMPANY DIRECTOR. AS EXPLAINED ON PAGE 11, THE COMPANY'S CURRENT DIRECTOR COMPENSATION PACKAGE PROVIDES FOR A SUBSTANTIAL AMOUNT OF DIRECTOR COMPENSATION TO BE PAID IN DEFERRED STOCK UNITS UNDER THE DEFERRED COMPENSATION PLAN FOR DIRECTORS, AS WELL AS ALLOWING DIRECTORS TO DEFER ALL OR PART OF THEIR CASH COMPENSATION IN THE FORM OF STOCK UNITS.

The Board believes that the equity portion of the compensation package appropriately aligns directors' interests with those of the shareholders. In fact, the Board of Directors compensation arrangements are frequently reviewed to ensure that they reflect an appropriate level of equity. The cash portion of the compensation package provides directors the flexibility to use cash as their particular needs may require.

The Board believes that adoption of the proposal would impose an inflexible policy regarding compensation of non-employee directors that could restrict the Company's ability to compete with other companies in attracting and retaining qualified non-employee directors.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE AGAINST PROPOSAL 8.

                                   PROPOSAL 9
                              SHAREHOLDER PROPOSAL
                     ON DEDUCTING CERTAIN LITIGATION COSTS
                          FROM EXECUTIVE COMPENSATION

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

SHAREHOLDER RESOLUTION

    "WHEREAS, Boeing, has historically countered claims of unlawful misconduct by Boeing agents that result in civil lawsuit, by aggressive litigation to discourage further suits, has served only to increase incidence and severity of misconduct, at substantial cost and risk of investment to the Shareholders. Such costs include litigation costs exceeding $500,000 in Trial Attorney fees per case alone; with total litigation costs being a significant percentage of Net Corporate Profits in recent years.

    "A pattern of 'Discovery Violations' by Corporate Attorneys (Case Managers) and retained 'Trial Attorneys', has become a normal course of conduct at Boeing, which under 'FISONS'(1) legal precedent, may result in sanctions by a trial court:

       'IN AMOUNT THAT WILL DETER THE PERPETRATOR OF DISCOVERY
       MISCONDUCT, FROM EVER CONTEMPLATING SUCH AN ACT AGAIN.'

    "Such sanctions may equal the Civil Law Limitation of 25% of net earnings.

    "Resolved, that shareholders request the Board of Directors to take all necessary steps to provide costs associated with litigation for UNLAWFUL MISCONDUCT by Agents of Boeing, where JUDGMENT IS RETURNED IN WHOLE OR PART, SUPPORTING MISCONDUCT alleged by a claimant, shall be paid out of the 'Discretionary Compensation Funds' set aside for Executive Compensation by the Compensation Committee; and the monetary value of any other tangible and/or intangible benefits not specifically excluded as 'Executive Base Salary', until such funds are exhausted.

    "This Resolution recommends that the Board of Directors mandate that Management be at risk of loss of Executive Benefits--instead of risk to Shareholders Equity and Dividends--to offer more than lip service and sham of lawfully compliant Corporate Procedure overlay (WHICH IS COUNTERMANDED AND/OR IMPLEMENTED AS UNLAWFUL MISCONDUCT THROUGH FUNCTIONAL ORGANIZATION POLICY AND PROCEDURE)."

PROPONENT'S SUPPORTING STATEMENT

"The facts on which this proposal is based came to light in litigation by the proponent. He prevailed in Suit for Disability Discrimination. He was described as an exemplary, 'nearly irreplaceable' employee

----------------
"(1) Washington State Physicians Insurance Exchange & Association, et al,
     Respondent, v. Fisons Corporation, Appellant; 122 Wash 2(nd) 299; P.2d 1054; 1993 Wash. LEXIS 241; CCH Prod. Liab. Rep. P13,675."

of twelve years. Yet, when he became ill, requested accommodations that would have retained his expertise and considerable earning capacity for Boeing, 'AT NO COST,' it was denied.

"The lawsuit, showed fault for Boeing's 'Functional Organizations' engaging in unlawful misconduct, lay with management. Damages and costs awarded exceeds [sic] $1.4 million. Records Subpoenaed from Boeing's Trial Attorneys showed their fees alone (to end of Jury Trial) were over $300,000. Post Trial Motions and Appeal fees raised that to $500,000. Another $250,000 was probably expended in-house.

"In Martini; Herrick; Jones; Williams v. Boeing; (et. al.), 'Fisions [sic]--Smoking Gun' Discovery Violations occurred; responsibility for which rests with 'Corporate Case Managers.'

"Dozens of potentially 'Worthy' cases currently do not reach trial only because of financial limitations of claimants in litigation against Boeing.

"With the advent of ADA, State Law mandates and litigation support for claimants against employer misconduct (Particularly Discrimination); Punitive Damage awards (not applicable in Washington State); increased public awareness of the costs to Society of such conduct; and degree of corporate liability for such conduct; IT IS IMPERATIVE THAT CORPORATE MANAGEMENT TAKE AFFIRMATIVE STEPS TO END GAMING WITH SHAREHOLDER FUNDS, AT ALL LEVELS."

BOARD OF DIRECTORS' RESPONSE

This proposal and supporting statement contain a number of statements about Boeing and various litigation matters which the Company believes are inaccurate It is focused not on policies and standards for setting executive compensation, but rather on Boeing's policies and standards for defending against allegations of unlawful misconduct by its agents and for funding the costs of such litigation. However, by requiring the Company to set an artificial cap on executive compensation and then linking the payment of that compensation to the funding of litigation costs, the proposal would adversely affect both the Company's ability to litigate such claims and its ability to set appropriate compensation policies. The proposal would affect the Company's litigation strategy by forcing management to take into account the potential effect of an adverse judgment on compensation for executives who likely would not in any way have been associated with or responsible for an adverse judgment. By establishing limits on executive compensation that are not based on job market, competition or individual or overall Company performance, the proposal would remove from the Compensation Committee the flexibility to implement executive compensation programs that would attract and retain the experienced and dedicated leaders necessary for the Company's business. Therefore, the Board believes it would not be in the best interest of the shareholders to establish such an arbitrary limitation on the compensation paid to its executive officers.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE AGAINST PROPOSAL 9.

The Company will provide the names and addresses of the proponents of the shareholder proposals above and the number of shares they hold upon oral or written request for such information. Requests may be sent to the Corporate Secretary, The Boeing Company, P.O. Box 3707, Mail Code 13-08, Seattle, Washington 98124-2207, or submitted by calling (206) 544-1056.

                            SHAREHOLDER INFORMATION

In accordance with Delaware law, a list of shareholders of record entitled to vote at the Annual Meeting will be available at the location of the Annual Meeting on May 1, 2000. In the ten days prior to the meeting, the list will be available on business days between the hours of 9 a.m. and 4 p.m. P.S.T., at the office of the Corporate Secretary at 7755 East Marginal Way South, Seattle, Washington. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.

                          ANNUAL REPORT AND FORM 10-K

The 1999 Annual Report of the Company was mailed to shareholders with this proxy statement. Upon request, the Company will furnish without charge a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, including financial statements and schedules. The Form 10-K has been filed with the SEC. It may be obtained by writing to the Data Shipping Department, The Boeing Company, P.O. Box 3707, Mail Code 3T-33, Seattle, Washington 98124-2207, or calling (425) 393-4964. The Form 10-K, this proxy statement and the 1999 Annual Report are also available at the Company's World Wide Web site, HTTP://WWW.BOEING.COM.

                         SHAREHOLDER PROPOSALS FOR 2001

The Company's next annual meeting will be held on April 30, 2001. An eligible shareholder who wishes to have a qualified proposal considered for inclusion in the proxy materials for presentation at that meeting must send the proposal to the Corporate Secretary; it must be received at the Company's executive offices no later than November 20, 2000. A shareholder must have continuously held at least $2,000 in market value, or 1%, of the Company's outstanding stock for at least one year by the date of submitting the proposal, and the shareholder must continue to own such stock through the date of the meeting.

Any shareholder who intends to nominate candidates for election as directors or present a proposal at the meeting pursuant to the Company's By-Laws, without inclusion of such proposal in the Company's proxy materials, is required to provide notice of such proposal to the Company. The Company's By-Laws provide that any business to be transacted at the annual meeting of shareholders must be a proper matter for shareholder action and properly brought before the meeting. Notice must be received by the Corporate Secretary no earlier than December 31, 2000 and no later than January 30, 2001. A copy of the pertinent By-Laws provisions is available on request to the Corporate Secretary, The Boeing Company, P.O. Box 3707, Mail Code 13-08, Seattle, Washington 98124-2207.

                                       THE BOEING COMPANY

                                   APPENDIX A

                  THE BOEING COMPANY 1997 INCENTIVE STOCK PLAN
                       (AS AMENDED EFFECTIVE MAY 1, 2000)

1. PURPOSE

The purpose of this 1997 Incentive Stock Plan (the "Plan") is to attract, retain and motivate key employees, officers, consultants, agents, advisors and independent contractors of The Boeing Company (the "Company") by providing them the opportunity to acquire a proprietary interest in the Company and to link their interests and efforts to the long-term interests of the Company's shareholders.

2. PLAN ADMINISTRATION

2.1 THE COMPENSATION COMMITTEE

The Plan shall be administered by the Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board"). Except for the terms and conditions explicitly set forth in the Plan, the Committee shall have the authority, in its sole discretion, to determine all matters relating to awards under the Plan, including selection of the individuals to be granted awards, the type of awards granted, the number of shares of the Company's common stock (the "Common Stock") subject to an award, all terms, conditions, restrictions and limitations, if any, of an award, and the terms of any award agreement or notice.

2.2 OTHER PLANS

The Committee shall also have authority to grant awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company.

2.3 DELEGATION TO STOCK PLAN COMMITTEE

Except for the power to amend the Plan as provided in Section 12, the Board or the Committee, in its sole discretion, may delegate the Committee's authority and duties under the Plan to the Stock Plan Committee of the Board or to such other committee appointed by the Board consisting of one or more senior executive officers of the Company who are also members of the Board, under such conditions and limitations as the Board or the Committee may from time to time establish, except that only the Committee may make any determinations regarding awards to participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act").

2.4 FINALITY OF COMMITTEE DETERMINATIONS

All decisions made by the Committee or its delegate pursuant to the provisions of the Plan and all determinations and selections made by the Committee or its delegate pursuant to such provisions and related orders or resolutions of the Board shall be final and conclusive.

3. ELIGIBILITY

Awards may be granted under the Plan to those officers and employees of the Company as the Committee, the Board or a delegate designated in accordance with
Section 2.3 from time to time
selects. Awards may also be made to consultants, agents, advisors and independent contractors who provide services to the Company. Individuals who are not employees of the Company may not be granted Incentive Stock Options (as defined in Section 6.2). For purposes of this Section 3, the "Company," with respect to all awards under the Plan other than Incentive Stock Options, includes any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee. With respect to Incentive Stock Options, the "Company" includes any parent or subsidiary of the Company in accordance with Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

4. SHARES SUBJECT TO THE PLAN

4.1 NUMBER AND SOURCE

The stock offered under the Plan shall be shares of Common Stock and may be unissued shares or shares now held or subsequently acquired by the Company as treasury shares, as the Board, or a Board committee to which the Board may delegate such authority, may from time to time determine. Subject to adjustment as provided in Sections 4.3 and 5, the aggregate number of shares that may be issued under the Plan shall not exceed SIXTY-ONE MILLION (61,000,000). Subject to adjustment as provided in Sections 4.3 and 5, the aggregate number of shares that may be issued under awards granted pursuant to Section 6.4 that are not subject to restrictions based on the achievement of specified performance goals shall not exceed six million (6,000,000). The aggregate number of shares that may be covered by awards granted to any one individual in any one calendar year shall not exceed one million two hundred thousand (1,200,000).

4.2 SHARES AVAILABLE

Any shares subject to an award granted under the Plan that is forfeited, terminated or canceled or, in the case of awards granted under Section 6.4, any shares that do not vest shall again be available for the granting of awards under the Plan. In instances where a stock appreciation right is settled in cash, the shares covered by such award shall remain available for the granting of other awards. Likewise, the payment of cash dividends and dividend equivalents paid in cash in conjunction with outstanding awards shall not be counted against the shares available for issuance.

4.3 ACQUISITIONS

The Board, in its sole discretion, may increase the aggregate number of shares of Common Stock to be delivered under Section 4.1 by up to three million (3,000,000) shares in the event the Company acquires any other corporation or business entity and the Company agrees to assume the acquired entity's obligations for outstanding stock options or stock grant commitments or otherwise grants awards to individuals in connection with such acquisition.

5. ADJUSTMENT OF SHARES AVAILABLE

The aggregate numbers and kind of shares available for awards under the Plan, the maximum number and kind of shares that may be subject to awards to any individual under the Plan, the number and kind of shares covered by each outstanding award, and the exercise price per share (but not the total price) for stock options, stock appreciation rights or similar awards outstanding under the Plan shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any split-up, combination or exchange of shares, consolidation, spin-off or recapitalization of shares or any like capital adjustment or the payment of any stock dividend.

6. AWARDS

6.1 TYPES OF AWARDS

The Committee shall have the authority, in its sole discretion, to determine the type or types of awards to be granted under the Plan. Such awards may include, but are not limited to, Incentive Stock Options, Nonqualified Stock Options (as defined in Section 6.2), stock appreciation rights or restricted stock awards. Such awards may be granted either alone, in addition to or in tandem with any other type of award granted under the Plan.

6.2 STOCK OPTIONS

The Committee may grant stock options, designated as "Incentive Stock Options," which comply with the provisions of Section 422 of the Code or any successor statutory provision, or "Nonqualified Stock Options." The price at which shares may be purchased upon exercise of a particular option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of such shares at the time such option is granted. For purposes of the Plan, "Fair Market Value" as to a particular day equals the mean of the high and low per share trading prices for the Common Stock as reported for such day in THE WALL STREET JOURNAL or such other source as the Committee deems reliable. The Committee shall set the term of each stock option, but no Incentive Stock Option shall be exercisable more than 10 years after the date such option is granted and, to the extent the aggregate Fair Market Value (determined as of the date the option is granted) of Common Stock with respect to which Incentive Stock Options granted to a particular individual become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000 (or such corresponding amount as may be set by the
Code), such options shall be treated as Nonqualified Stock Options.

6.3 STOCK APPRECIATION RIGHTS

The Committee may grant stock appreciation rights to individuals, either in tandem with stock options that have been or are granted under the Plan or with respect to a number of shares on which an option is not granted. A stock appreciation right shall entitle the holder to receive, with respect to each share of stock as to which the right is exercised, payment in an amount equal to the excess of the share's Fair Market Value on the date the right is exercised over its Fair Market Value on the date the right was granted. Such payment may be made in cash or in shares of Common Stock valued at the Fair Market Value as of the date of the surrender, or partly in cash and partly in shares of Common Stock, as determined by the Committee in its sole discretion. The Committee may establish a maximum appreciation value payable for stock appreciation rights.

6.4 RESTRICTED STOCK AWARDS

(a) The Committee may grant restricted stock awards under the Plan in Common Stock or denominated in units of Common Stock. The Committee, in its sole discretion, will make such awards subject to conditions and restrictions, as set forth in the instrument evidencing the award, which may be based on continuous service with the Company or the attainment of certain performance goals related to profits, profit growth, profit-related return ratios, cash flow or shareholder returns, where such goals may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time. No more than three million (3,000,000) shares may be issued subject to restrictions based on continuous employment or services for less than three years (except where employment or services are terminated because an individual dies, retires, is laid off or becomes disabled).

(b) The Committee may choose, at the time of granting an award or at any time thereafter up to the time of payment of the award, to include as part of such award an entitlement to receive dividends or dividend equivalents, subject to such terms as the Committee may establish. All dividends or dividend equivalents that are not paid currently may, in the Committee's sole discretion, accrue interest and be paid to the participant if, when and to the extent such award is paid.

6.5 PAYMENT; DEFERRAL

Awards granted under the Plan may be settled through cash payments, the delivery of Common Stock or the granting of awards or combinations thereof as the Committee shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits to deferred stock unit equivalents.

7. OPTION EXERCISE

7.1 EMPLOYMENT OR SERVICE REQUIREMENT

Each award agreement or notice for a stock option or stock appreciation right shall contain a provision that the option or right shall not be exercisable unless the optionee remains in the Company's employ or service at least
12 months after the granting of the option or right.

7.2 PRECONDITION TO STOCK ISSUANCE

No shares shall be delivered pursuant to the exercise of any stock option or stock appreciation right, in whole or in part, until qualified for delivery under such securities laws and regulations as may be deemed by the Committee to be applicable thereto and until, in the case of the exercise of an option, payment in full of the option price thereof (in cash or stock as provided in Section 7.4) is received by the Company. No holder of an option or stock appreciation right, or any legal representative, legatee or distributee shall be or be deemed to be a holder of any shares subject to such option or right unless and until such shares are issued.

7.3 NO FRACTIONAL SHARES

No stock option may at any time be exercised with respect to a fractional share. No fractional share shall be issued in the event shares are issued pursuant to the exercise of a stock appreciation right; however, a fractional stock appreciation right may be exercised for cash.

7.4 FORM OF PAYMENT

An optionee may exercise a stock option using as the form of payment (a) cash or cash equivalent (b) stock-for-stock payment (as described in Section 7.5),
(c) any combination of the above or (d) such other means as the Committee may approve.

7.5 STOCK FOR STOCK

An optionee who owns Common Stock may use such shares, the value of which shall be determined as the Fair Market Value of such shares on the date the stock option is exercised, as a form of payment to exercise stock options under the Plan. The Committee, in its sole discretion, may restrict or rescind this right by notice to optionees. A stock option may be exercised in such manner only by tendering

(actually or by attestation) to the Company whole shares of Common Stock having a Fair Market Value equal to or less than the exercise price. If an option is exercised by surrender of stock having a Fair Market Value less than the exercise price, the optionee must pay the difference in cash.

8. TRANSFERABILITY

The right of any award recipient to exercise an award granted under the Plan shall, during such recipient's lifetime, be exercisable only by such recipient, and shall not be assignable or transferable by such recipient other than by will or the laws of descent and distribution.

9. WITHHOLDING TAXES; OTHER DEDUCTIONS

The Company shall have the right to deduct from any settlement of an award made under the Plan, including the delivery or vesting of shares, (a) an amount sufficient to cover withholding as required by law for any federal, state or local taxes and (b) any amounts due from the recipient of such award to the Company or to any subsidiary of the Company or to take such other action as may be necessary to satisfy any such withholding or other obligations, including withholding from any other cash amounts due or to become due from the Company to such recipient an amount equal to such taxes or obligations.

10. TERMINATION OF EMPLOYMENT OR SERVICES

The terms and conditions under which an award may be exercised following termination of a participant's employment or services with the Company shall be determined by the Committee; provided, that if a participant's employment or services terminate for any reason within 12 months of the grant date of a stock option or stock appreciation right, such option or right shall expire as of the date of such termination of employment or services and the participant and the participant's legal representative shall forfeit any and all rights pertaining to such award.

11. TERM OF THE PLAN

The Plan shall become effective as of May 1, 1997 and shall remain in full force and effect through April 30, 2007, unless sooner terminated by the Board. After the Plan is terminated, no future awards may be granted but awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan's terms and conditions.

12. PLAN AMENDMENT

The Committee or the Board may amend, suspend or terminate the Plan at any time; provided that no such amendment shall be made without the approval of the Company's shareholders (a) that would increase the number of shares available for issuance in accordance with Section 4 or (b) if such approval is required
(i) to comply with Section 422 of the Code with respect to Incentive Stock Options or (ii) for purposes of Section 162(m) of the Code.

13. BIFURCATION OF THE PLAN

Notwithstanding anything in the Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers subject to
Section 16 of the 1934 Act without so restricting, limiting or conditioning the Plan with respect to other participants.

                   THE BOEING COMPANY 2000 ANNUAL MEETING OF
                                  SHAREHOLDERS
                                Von Braun Center
                               700 Monroe Street
                              Huntsville, AL 35801
                              May 1, 2000 10:00 AM

GENERAL DIRECTIONS
FROM I-65                                                                                [MAP]
  - Take the I-565 spur to
    Huntsville.
  - Take exit 19C, stay in the
    right lane.
  - Turn right on Monroe Street.
  - Continue on Monroe Street--
    the Von Braun Center is on
    the right side of the
    street.
PARKING
  - Parking is located across
    the street from the Von
    Braun Center Concert Hall
    Parking Garage.
  - Parking tickets will be
    validated.

LOGISTICS
  - Registration will begin at                                                           [MAP]
    9:00 a.m.
  - The meeting will begin at
    10:00 a.m. and is expected
    to last no more than 2
    hours.
ACCESSIBILITY
  - The Von Braun Center is
    accessible to shareholders
    with disabilities and is
    compliant with the Americans
    with Disabilities Act.

[LOGO] Printed on recycled paper.                                 SKU 0707-PS-00

                    ELECTION TO OBTAIN FUTURE MATERIALS
                          OF THE BOEING COMPANY
                     ELECTRONICALLY INSTEAD OF BY MAIL

Boeing shareholders may elect to receive future materials through the Internet INSTEAD of receiving copies through the mail. Boeing is offering this service to provide added convenience to its shareholders and to reduce printing and mailing costs.

To take advantage of this option, shareholders must subscribe to one of the various commercial services that offer access to the Internet World Wide Web. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by the shareholder.

TO ELECT THIS OPTION, GO TO THE WEBSITE http://www.econsent.com/ba/. You will be asked to enter the 9 digit Account Number located in the second group of numbers appearing beneath the perforation line on the reverse side. Shareholders who elect this option will be notified each year by e-mail how to access the proxy materials and how to vote their shares on the Internet.

If you consent to receive the Company's future materials electronically, your consent will remain in effect unless it is withdrawn by calling, writing, or e-mailing our Transfer Agent, BankBoston (EquiServe), at 1-888-777-0923; P.O. Box 8038, Boston, MA 02266-8038; www.equiserve.com. Also, if while this consent is in effect you decide you would like to receive a hard copy of the proxy materials, you may call, write, or e-mail our Transfer Agent.

                 You may access The Boeing Company
               annual report and proxy statement at:
                        www.boeing.com/proxy

If you vote by phone or Internet, please do not mail back your proxy card.

                                                   DETACH HERE IF MAILING
-----------------------------------------------------------------------------
                               PROXY
                SOLICITED BY THE BOARD OF DIRECTORS
                         THE BOEING COMPANY
                          ANNUAL MEETING OF
                            SHAREHOLDERS
                            MAY 1, 2000

The undersigned hereby appoints John H. Biggs, Philip M. Condit and Charles M. Pigott (the "Proxy Committee"), and each of them, with the power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of the Company which the undersigned, may be entitled to vote at the Annual Meeting of Shareholders to be held May 1, 2000 (the "Meeting"), and at any adjournment thereof, as indicated on the reverse side of this card with respect to Proposals 1 through 9, and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Notice and Proxy Statement for the Meeting.

If there are shares of stock allocated to the undersigned in any of the retirement, savings and employee stock ownership plans listed in the Proxy Statement under the heading "Voting by Participants in Employee Plans," the undersigned hereby instructs the trustee to vote all of such shares at the Meeting and any adjournment thereof, as indicated on the reverse side of this card with respect to Proposals 1 through 9, and authorizes the trustee to vote in its judgment or to empower the Proxy Committee to vote in the Proxy Committee's judgment, on such other business as may properly come before the Meeting and any adjournment thereof.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND
                      AGAINST PROPOSALS 3 THROUGH 9.

       IMPORTANT: UNLESS VOTING ELECTRONICALLY OR BY PHONE, PLEASE
           MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.

                                                              -------------
                                                               SEE REVERSE
                                                                   SIDE
                                                              -------------
-------------------------------------------------------------------------------

[BOEING LOGO]

c/o EquiServe
P.O. Box 9398
Boston, MA 02205-9398

             NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET

             QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY *
               7 DAYS/WEEK UNTIL 11:00 A.M., E.T., MAY 1, 2000

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by phone or Internet, read the accompanying proxy statement and annual report and then follow the easy steps:

TO VOTE BY PHONE:      1) CALL TOLL-FREE 1-877-PRX-VOTE (1-877-779-8683) ON
                          A TOUCH-TONE TELEPHONE OR CALL COLLECT 1-201-536-8073 ON A TOUCH-TONE TELEPHONE.

                       2) Enter your 14-digit VOTER CONTROL NUMBER located
                          above your address in the lower left of this form.

                       3) Follow the simple recorded instructions.

TO VOTE BY INTERNET:   1) GO TO THE WEBSITE www.eproxyvote.com/ba

                       2) Enter your 14-digit VOTER CONTROL NUMBER located
                          above your address in the lower left corner of this form.

                       3) Follow the simple instructions on the screen. As
                          with all Internet access, usage and server fees must be paid by the user.

                       YOU CAN ALSO ELECT TO RECEIVE FUTURE SHAREHOLDER MATERIAL ELECTRONICALLY AT THIS WEBSITE. YOU WILL BE ASKED TO ENTER THE 9 DIGIT ACCOUNT NUMBER LOCATED IN THE SECOND GROUP OF NUMBERS APPEARING BENEATH THE PERFORATION LINE BELOW.

   IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL BACK YOUR PROXY CARD.

THANK YOU FOR VOTING!                                    Detach Proxy Card Here
--------------------------------------------------------------------------------
/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

         THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR PROPOSALS 1 AND 2.

                                                                          FOR  AGAINST  ABSTAIN
1. Election of directors: (01) Paul E. Gray,           2. Amend the       / /    / /      / /
   (02) John F. McDonnell, (03) John M. Shalikashvili     1997 Incentive
   and (04) Harry C. Stonecipher.                         Stock Plan.

     FOR         WITHHELD
     ALL    / /  FROM ALL / /
   NOMINEES      NOMINEES

   for all nominees except as noted below.

   / /
       -----------------------------------

  THE BOARD OF DIRECTORS RECOMMENDS VOTES
      AGAINST PROPOSALS 3 THROUGH 9.

                          FOR AGAINST ABSTAIN
3. Foreign military       / /   / /     / /
   contracts.

4. Link executive         / /   / /     / /
   compensation to
   social performance.

5. Cumulative voting      / /   / /     / /
   in the election of
   directors.

6. Independent lead       / /   / /     / /
   director.

7. Annual election of     / /   / /     / /
   the entire Board of
   Directors.

8. Pay directors solely   / /   / /     / /
   in stock.

9. Deduct litigation      / /   / /     / /
   costs from executive
   compensation.

Mark here for
address change
and note at left.
            / /
Mark here for
comments and
note at left.
           / /

Signature(s)____________________ Date__________ Signature(s)____________________  Date__________
Please sign exactly as the name appears on your account. If the shares are registered in the names of two or more persons, each should sign. If acting as attorney, executor, trustee or in another representative capacity, sign name and title.
